EXECUTION VERSION

EXHIBIT 2.1

AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG
INVESTAR HOLDING CORPORATION
BATON ROUGE, LOUISIANA
CHEAHA FINANCIAL GROUP INC.
OXFORD, ALABAMA
AND
HIGH POINT ACQUISITION, INC.
BATON ROUGE, LOUISIANA

DATED AS OF DECEMBER 19, 2019

i

ii

iii

AGREEMENT AND PLAN OF REORGANIZATION
This AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is made and entered into as of the 19th day of December, 2019, by and among Investar Holding Corporation, a Louisiana corporation (“Investar”), Cheaha Financial Group Inc., an Alabama corporation (“CFG”), and High Point Acquisition, Inc., a Louisiana corporation and wholly-owned subsidiary of Investar (the “Interim Company”).
RECITALS
WHEREAS, Investar owns all of the issued and outstanding shares of capital stock of Investar Bank, National Association, a national banking association headquartered in Baton Rouge, Louisiana (“Investar Bank”);
WHEREAS, CFG owns all of the issued and outstanding shares of capital stock of Cheaha Bank, an Alabama state non-member bank headquartered in Oxford, Alabama (“Cheaha Bank”);
WHEREAS, Investar desires to acquire all of the issued and outstanding shares of common stock, par value $0.01 per share, of CFG (“CFG Stock”) in exchange for cash consideration through the merger of Interim Company with and into CFG, with CFG surviving such merger, followed by the merger of CFG with and into Investar, with Investar surviving such merger;
WHEREAS, immediately following the above described merger of CFG with and into Investar, Investar desires to merge Cheaha Bank with and into Investar Bank, with Investar Bank surviving such merger;
WHEREAS, the boards of directors of Investar and CFG have determined that the acquisition of CFG and Cheaha Bank and the other Contemplated Transactions (as defined herein), in accordance with the terms of this Agreement, are desirable and in the best interests of their respective companies and shareholders; and
WHEREAS, as a condition and inducement to Investar’s willingness to enter into this Agreement, (i) each director of CFG and Cheaha Bank who is a shareholder of CFG has simultaneously executed and delivered to Investar a Voting Agreement, in the form attached as Exhibit D, pursuant to which such persons agree to vote in favor of this Agreement and the Contemplated Transactions at any CFG shareholders’ meeting called for the purpose of considering such matters, and (ii) each director of CFG and Cheaha Bank has executed and delivered to Investar a Support Agreement in the form attached hereto as Exhibit C, which contains certain confidentiality and non-competition obligations.
NOW, THEREFORE, in consideration of the foregoing and of the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good, valuable and lawful consideration and cause, the parties agree as follows:

ARTICLE I
THE MERGERS
Section 1.01    The Holdco Mergers.
(A)    Upon the terms and subject to the conditions contained in this Agreement, at the Effective Time, the Interim Company shall merge with and into CFG in accordance with the applicable provisions of the Louisiana Business Corporation Act (“LBCA”) and the Alabama Business Corporation Law (“ABCL”) (the “First Step Merger”). CFG will be the surviving corporation in the First-Step Merger (the “First Step Surviving Corporation”) and will continue its corporate existence under the laws of the State of Alabama. At the Effective Time, the separate corporate existence of Interim Company will cease.
(B)    Upon the terms and subject to the conditions contained in this Agreement, immediately following the First Step Merger, CFG shall merge with and into Investar in accordance with the applicable provisions of the LBCA and the ABCL (the “Second Step Merger” and, together with the First Step Merger, the “Holdco Mergers”). Investar will be the surviving corporation of the Second Step Merger (the “Surviving Corporation”) and will continue its corporate existence under the laws of the State of Louisiana. The separate corporate existence of CFR will cease immediately upon the Second Step Merger.
Section 1.02    Time and Place of the Closing and Closing Date. The closing (“Closing”) shall occur within fifteen (15) Business Days following the satisfaction or (to the extent permitted by Legal Requirements) waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Legal Requirements) waiver of those conditions), of which one party hereto shall have notified the other party, or such other date that may be agreed to by the parties.
Section 1.03    Effective Time. The First Step Merger shall be effected by the filing of Articles of Merger (the “First Step Articles of Merger”) and the First Step Merger Agreement attached hereto as Exhibit E with the Secretary of State of the State of Alabama and the Secretary of State of the State of Louisiana on the date of Closing (the “Closing Date”), in accordance with the ABCL and the LBCA. The “Effective Time” shall mean the date and time upon which the First Step Articles of Merger are filed with the Secretary of State of the State of Alabama or, as the case may be, at such later date and time as may be specified in the First Step Articles of Merger. The Second Step Merger shall be effected by the filing of Articles of Merger (the “Articles of Merger”) and the Second Step Merger Agreement attached hereto as Exhibit F, with the Secretary of State of the State of Louisiana and the Secretary of State of the State of Alabama on the Closing Date in accordance with the LBCA and the ABCL. The Second Step Merger shall become effective at the date and time upon which the Articles of Merger are filed with the Secretary of State of the State of Louisiana or, as the case may be, at such later date and time as may be specified in the Articles of Merger. CFG and Investar shall use commercially reasonable efforts to cause the Second Step Merger to be effective on the same date as the Effective Time.
Section 1.04    Effects of the Holdco Mergers. At and following the Effective Time, the First Step Merger and the Second Step Merger will have the effects set forth in this Agreement and each Plan of Merger and section 10A-2-11.06 of the ABCL and Section 1107 of the LBCA. Without limiting the generality of and subject to the foregoing, all of the property, rights, privileges, powers and franchises of CFG and Interim Company, and all debts, liabilities, obligations, restrictions and duties of CFG and Interim Company, will continue in the Surviving Corporation and any successors thereto.
Section 1.05    Constituent Documents. At the Effective Time and until thereafter changed in accordance with any Legal Requirement or the Constituent Documents of the First Step Surviving
Corporation, the Constituent Documents of the First Step Surviving Corporation will be the Constituent Documents of CFG as in effect immediately prior to the Effective Time. At and after the effective time of the Second Step Merger and until thereafter changed in accordance with any Legal Requirement or the Constituent Documents of the Surviving Corporation, the Constituent Documents of the Surviving Corporation will be the Constituent Documents of Investar as in effect immediately prior to the Effective Time.
Section 1.06    Directors and Executive Officers. At the Effective Time and until thereafter changed in accordance with applicable Legal Requirements or the Constituent Documents of the First Step Surviving Corporation, the executive officers and members of the board of directors of Interim Company at the Effective Time will be the executive officers and board of directors of the First Step Surviving Corporation. At and after the effective time of the Second Step Merger and until thereafter changed in accordance with applicable Legal Requirements or the Constituent Documents of the Surviving Corporation, the executive officers and members of the board of directors of Investar immediately prior to the Effective Time will be the executive officers and members of the board of directors of the Surviving Corporation.
Section 1.07    The Bank Merger. Upon the terms and subject to the conditions contained in this Agreement and the bank merger agreement to be executed by and between Investar Bank and Cheaha Bank in the form attached hereto as Exhibit A (the “Bank Merger Agreement”), immediately following the effective time of the Second Step Merger or at such later time as Investar may determine, Investar will cause Cheaha Bank to merge with and into Investar Bank in accordance with the applicable provisions of the National Bank Act and the Alabama Banking Code (the “Bank Merger”). Investar Bank will be the surviving bank and will continue its existence under the laws of the United States of America. The separate existence of Cheaha Bank will cease immediately upon the Bank Merger. Cheaha Bank and Investar Bank have executed and delivered the Bank Merger Agreement to each other on the date hereof. The receipt of all regulatory approvals related to the Bank Merger shall be a condition to the consummation of the Holdco Mergers unless such condition is waived by Investar.
ARTICLE II
CONSIDERATION AND EXCHANGE PROCEDURES
Section 2.01    Merger Consideration. At the Effective Time, by virtue of the Holdco Mergers and without any further action on the part of Investar, CFG or Interim Company, or any of their respective shareholders:
(A)    The sole share of common stock of Interim Company issued and outstanding immediately prior to the Effective Time will be converted into one fully paid and nonassessable share of the common stock of the First Step Surviving Corporation, which share shall remain outstanding and held by Investar from and after the Effective Time, and shall not be entitled to receive any Per Share Consideration (as defined herein).
(B)    Each share of CFG Stock, other than a Dissenting Share, which is issued and outstanding immediately prior to the Effective Time will be cancelled and converted into the right of the holder thereof to receive an amount of cash equal to $80.00 (the “Per Share Consideration”).
Section 2.02    Pre-Closing Dividend. Subject to receipt of any consents or approvals of any Governmental Authority under applicable Legal Requirements, CFG will, prior to the Effective Time, be permitted to pay a special dividend to the holders of CFG Stock in an amount equal to $2.50 per share (the “Pre-Closing Dividend”).
Section 2.03    Dissenting Shares. Each share of CFG Stock issued and outstanding immediately prior to the Effective Time, the holder of which has properly perfected such holder’s right to dissent by following the exact procedure required by under the ABCL, is referred to herein as a “Dissenting Share.” Each Dissenting Share owned by each holder thereof who has not effectively withdrawn or lost his or her rights to dissent, shall not be converted into or represent the right to receive the Per Share Consideration pursuant to Section 2.01, shall be cancelled upon the Effective Time, and shall be entitled only to such rights as are available to such holder pursuant to the applicable provisions of the ABCL. Each holder of Dissenting Shares shall be entitled to receive the fair value of such Dissenting Shares held by him in accordance with and to the extent required under the applicable provisions of the ABCL; provided, such holder complies with the procedures contemplated by and set forth in the applicable provisions of the ABCL. If any holder of any Dissenting Shares shall effectively withdraw or lose his rights to dissent under the applicable provisions of the ABCL, each such Dissenting Share shall be deemed to have been converted into and to have become exchangeable for, the right to receive the Per Share Consideration for each of such holder’s Dissenting Shares without any interest thereon in accordance with the provisions of Section 2.01.
Section 2.04    Rights as Shareholders; Stock Transfers. At the Effective Time, holders of CFG Stock will cease to be, and will have no rights as, shareholders of CFG, other than rights as holders of Dissenting Shares or to receive the consideration described in Section 2.03 upon compliance with the exchange procedures described in Section 2.05. From and following the Effective Time, the stock transfer books of CFG will be closed, and there will be no transfers on the stock transfer books of CFG of the shares of CFG Stock that were outstanding immediately prior to the Effective Time other than to settle transfers of CFG Stock that occurred prior to the Effective Time.
Section 2.05    Exchange Procedures.
(A)    At or prior to the Effective Time, Investar shall deposit with American Stock Transfer & Trust Company LLC (the “Paying Agent”), for the benefit of the holders of Certificates (as defined below), for exchange in accordance with this Section 2.05, an amount of cash equal to the Per Share Consideration multiplied by the number of shares of CFG Stock issued and outstanding immediately prior to the Effective Time (which is hereinafter referred to as the “Exchange Fund”). The Exchange Fund shall not be used for any other purpose other than as provided in this Agreement.
(B)    No later than five Business Days after the Effective Time, Investar will instruct the Paying Agent mail to each record holder of CFG Stock, other than to holders of

Dissenting Shares, a letter of transmittal that will (i) specify that delivery will be effected, and risk of loss and title to CFG Stock will pass, only upon delivery of the stock certificates (the “Certificates”) for certificated shares of CFG Stock to the Paying Agent, (ii)  the Certificate(s) with respect to certificated shares of CFG Stock in exchange for the consideration to which the holder is entitled, and (iii) include such other commercially reasonable provisions consistent with the terms hereof as the Paying Agent may specify. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and executed, and such other documents as Investar may reasonably require, the holder of such Certificate will be entitled to receive the Per Share Consideration described in Section 2.01. The Paying Agent will cancel the Certificates surrendered in accordance with this Section 2.05. Until surrendered, the Certificates will represent the right to receive the Per Share Consideration.
(C)    No interest will be paid or will accrue to the holders of the Certificate(s) with respect to the consideration to which the holder may be entitled. Notwithstanding anything herein to the contrary, none of Investar, the Interim Company, Investar Bank, CFG, Cheaha Bank or the Paying Agent will be liable to any former holder of CFG Stock with respect to any amount delivered in good faith to a public official in accordance with any applicable abandoned property, escheat or similar laws.
(D)    If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Investar or the Paying Agent, the posting by such Person of a bond in such reasonable amount as Investar may determine is necessary as indemnity against any claim that may be made against it with respect to such Certificate, Investar will deliver in exchange for the lost, stolen or destroyed Certificate the consideration due to such Person under this Agreement.
(E)    Any shares of CFG Stock held directly or indirectly by Investar, Investar Bank, CFG or Cheaha Bank immediately prior to the Effective Time (other than shares held in a fiduciary or agency capacity or in connection with debts previously contracted) shall, at the Effective Time, cease to exist, and the certificates for such shares shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.
(F)    Any portion of the Exchange Fund that remains unclaimed by the shareholders of CFG as of the one (1) year anniversary of the Effective Time may, to the extent permitted by Legal Requirements, be returned to Investar. In such event, any former shareholders of CFG who have not theretofore complied with Section 2.05 shall thereafter look only to Investar with respect to the Per Share Consideration without any interest thereon.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF CFG
Except as specifically set forth in the Schedules, CFG makes the following representations and warranties to Investar as of the date of this Agreement and as of the Closing Date, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties are made as of such earlier date).
Section 3.01    Organization and Qualification.
(A)    CFG is a corporation duly organized, validly existing and in good standing under the laws of the State of Alabama. CFG is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. CFG has all requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets, including, but not limited to, as now owned, leased or operated, and to enter into and carry out its obligations under this Agreement and all related agreements. CFG is duly qualified to do business in all jurisdictions where its ownership or leasing of property or assets or its conduct of business requires it to be so qualified or in which the failure to qualify would have, individually or in the aggregate a Material Adverse Effect on CFG. True and complete copies of the Constituent Documents of CFG, as amended to date, have been delivered or made available to Investar. CFG is not in material violation of any provision of its Constituent Documents.
(B)    Cheaha Bank is an Alabama state non-member bank, duly organized, validly existing and in good standing under the laws of the State of Alabama. Cheaha Bank has all requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets, including, but not limited to, as now owned, leased or operated. Cheaha Bank is duly qualified to do business in all jurisdictions where its ownership or leasing of property or assets or its conduct of business requires it to be so qualified or in which the failure to qualify would have, individually or in the aggregate a Material Adverse Effect on CFG. Cheaha Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder. The deposits of Cheaha Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments due and owing required in connection therewith have been paid by Cheaha Bank. True and complete copies of the Constituent Documents of Cheaha Bank, as amended to date, have been delivered to Investar. Cheaha Bank is not in material violation of any provision of its Constituent Documents.
(C)    Except as disclosed in Section 3.01(C) of the Schedules, CFG has no equity interest in any Entity, except Cheaha Bank. All of the issued and outstanding shares of the capital stock of Cheaha Bank are owned of record by CFG free and clear of any Lien with respect thereto.
(D)    Cheaha Bank has no Subsidiaries and no equity interest in any Entity, except (i) in the ordinary course of business as part of the investment portfolio of Cheaha Bank; (ii) as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity; or (iii) as disclosed in Section 3.01(D) of the Schedules.

Section 3.02    Capitalization.
(A)    The authorized capital stock of CFG consists of 5,000,000 shares of common stock, $0.01 par value per share, 513,964 shares of which are issued and outstanding and 28,536 shares held in treasury, and 1,000,000 shares of preferred stock, $0.01 par value per share, no shares of which are issued and outstanding. The outstanding shares of CFG Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any Person and have been issued in compliance with applicable securities laws. Except under restrictions imposed under applicable Legal Requirements, there are no restrictions applicable to the payment of dividends on the shares of CFG Stock, and all dividends declared on the common stock of CFG prior to the date of this Agreement have been paid. Except as disclosed in Section 3.02(A) of the Schedules, (i) none of the capital stock of CFG is subject to preemptive rights or any other similar rights; (ii) there are no outstanding options or other equity-based awards, warrants, scrip, rights to subscribe to, calls, agreements, arrangements or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for, purchase or receive any shares of capital stock of CFG, (iii) there are no contracts, commitments, understandings or arrangements by which CFG is or may become bound to issue additional shares of capital stock of CFG or options or other equity-based awards, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for, purchase or receive any shares of capital stock of CFG; (iv) other than as set forth in the CFG Financial Statements, there are no material outstanding debt securities, notes, credit agreements, credit facilities or other agreements, arrangements, commitments, documents or instruments evidencing indebtedness of CFG or by which CFG is bound, other than credit agreements or facilities entered into by CFG in the ordinary course of its business; (v)  there are no outstanding securities or instruments, agreements, commitments, understandings or arrangements of CFG that contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which CFG is or may become bound to sell, transfer, dispose, repurchase or redeem a security of CFG; (vi) there are no shareholder agreements, voting trusts or similar agreements relating to the CFG Stock to which CFG is a party of that CFG has Knowledge; and (vii) there are no outstanding contractual obligations of CFG to vote or dispose of any shares of CFG Stock.
(B)    The authorized capital stock of Cheaha Bank consists of 5,000,000 shares of common stock, $1.00 par value per share, 1,000 shares of which are issued and outstanding. The outstanding shares of common stock of Cheaha Bank have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any Person and have been issued in compliance with applicable securities laws. There are no restrictions applicable to the payment of dividends on the shares of the capital stock of Cheaha Bank, except under applicable Legal Requirements, and all dividends declared on the common stock of Cheaha Bank prior to the date of this Agreement have been paid. No shares of the capital stock of Cheaha Bank are subject to preemptive rights or any other similar rights. There are no (i)

outstanding options or other equity-based awards, warrants, scrip, rights to subscribe to, calls, agreements, arrangements or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for, purchase or receive any shares of capital stock of Cheaha Bank, (ii) contracts, commitments, understandings or arrangements by which Cheaha Bank is or may become bound to issue additional shares of capital stock of Cheaha Bank or options or other equity-based awards, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for, purchase or receive any shares of capital stock of Cheaha Bank; (iii) material outstanding debt securities, notes, credit agreements, credit facilities or other agreements, arrangements, commitments, documents or instruments evidencing indebtedness of Cheaha Bank or by which Cheaha Bank is bound, other than credit agreements or facilities entered into by Cheaha Bank in the ordinary course of its business and other than as set forth in the CFG Financial Statements; (iv) outstanding securities or instruments, agreements, commitments, understandings or arrangements of Cheaha Bank that contain any redemption or similar provisions, or contracts, commitments, understandings or arrangements by which Cheaha Bank is or may become bound to sell, transfer, dispose, repurchase or redeem a security of Cheaha Bank; or (v) except as set forth in Section 3.02(B) of the Schedules, shareholder agreements, voting trusts or similar agreements relating to the common stock of Cheaha Bank to which Cheaha Bank is a party or outstanding contractual obligations of Cheaha Bank to vote or dispose of any shares of the capital stock of Cheaha Bank.
Section 3.03    Execution and Delivery; No Violation.
(A)    CFG has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of all required regulatory and shareholder approvals, to perform its obligations under this Agreement. CFG has taken all requisite corporate action necessary to authorize the execution, delivery and (provided the required regulatory and shareholder approvals are obtained) performance of this Agreement and the other agreements and documents contemplated by this Agreement to which it is a party. This Agreement has been duly and validly executed and delivered by CFG to Investar. Assuming due authorization, execution and delivery by Investar, this Agreement constitutes the legal, valid and binding obligation of CFG, enforceable against CFG in accordance with its terms and conditions, except as enforceability may be limited by the Enforceability Exceptions.
(B)    Subject to the receipt of any consents and approvals set forth in Section 3.08 and the expiration of related waiting periods, neither the execution, delivery or performance of this Agreement nor the consummation of the Contemplated Transactions, constitutes or will constitute (i) a breach or violation of any provision of the Constituent Documents of CFG or any of its Subsidiaries; (ii) a violation of any Legal Requirement applicable to CFG, any of its Subsidiaries or any of their respective properties or assets; or (iii) a breach or violation of, a conflict with, the loss of any benefit under, a default (or an event which, with notice or the lapse of time, or both, would constitute a default) under, an event of termination or cancellation under, an event giving rise to acceleration of the performance required by or rights or obligations under, or an event resulting in the creation of any Lien upon any of the properties or assets of CFG or any of its Subsidiaries under, any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization to which CFG or any of its Subsidiaries is a party, or by which it or any of its properties, assets or business activities may be bound or affected.
(C)    As of the date of this Agreement, the CFG board of directors, by resolution adopted by a unanimous vote of the entire CFG board of directors at a meeting duly called and held, has (i) determined that this Agreement and the Contemplated Transactions are fair and in the best interests of CFG and its shareholders; (ii) directed that such matter be submitted to the shareholders of CFG for consideration at the Shareholder Meeting; and, (iii) recommended that the shareholders of CFG approve this Agreement and the Contemplated Transactions at the Shareholder Meeting. As of the date of this Agreement, the Cheaha Bank board of directors, by resolution adopted by a unanimous vote of the entire Cheaha Bank board of directors at a meeting duly called and held, has approved the Bank Merger and has approved and adopted the Bank Merger Agreement.
Section 3.04    Compliance with Laws and Regulatory Filings.
(A)    Except as disclosed in Section 3.04(A) of the Schedules, CFG and each of its Subsidiaries has complied in all material respects with and is not in material default or violation under the Legal Requirements applicable to it, including all Banking Laws. Neither CFG nor any of its Subsidiaries has had material incidents of fraud involving CFG, any of its Subsidiaries or any of their respective officers, directors or Affiliates during the last two (2) years. Each of CFG and Cheaha Bank has timely and properly filed and maintained in all material respects all requisite Currency Transaction Reports and has systems that are designed to properly monitor transaction activity. To CFG’s Knowledge, each of CFG and Cheaha Bank in all material respects has timely and properly filed all requisite Suspicious Activity Reports.
(B)    Each of CFG and Cheaha Bank has timely filed all reports, registrations, statements and other documents, together with any amendments required to be made thereto, that are required to be filed with the Federal Deposit Insurance Corporation (the “FDIC”), the Alabama State Banking Department (the “ASBD”) and the Board of Governors of the Federal Reserve System (the “FRB”), and such reports, registrations and statements as finally amended or corrected, are true and correct, in all material respects, and comply as to form with all Legal Requirements. There is no unresolved violation, criticism or exception by any Governmental Authority with respect to any report relating to any examination of CFG or Cheaha Bank.
(C)    Except as set forth in Section 3.04(C) of the Schedules, neither CFG nor any of its Subsidiaries, or, to CFG’s Knowledge, director, officer, employee, agent or other Person acting on behalf of CFG or any of its Subsidiaries has, directly or indirectly, (i) used any funds of CFG or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of CFG or any of its Subsidiaries, (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of CFG or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of CFG or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for CFG or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for CFG or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Department of the Treasury.
(D)    Cheaha Bank is “well capitalized” as defined by applicable federal banking regulations, and its Community Reinvestment Act of 1977 rating is no less than “satisfactory.” Cheaha Bank has not been informed by any of its banking regulators that its regulatory status will change.
Section 3.05    CFG Financial Statements. CFG has furnished to Investar true and complete copies of the audited consolidated financial statements of CFG as of and for the years ended December 31, 2018, 2017 and 2016, including balance sheets and the related statements of income, comprehensive income, changes in stockholders’ equity and cash flows, and an unaudited balance sheet, interim statement of income and interim statements of changes in stockholders’ equity and cash flows as of September 30, 2019 (collectively, the “CFG Financial Statements”). Except as set forth in Section 3.05 of the Schedules, the CFG Financial Statements were prepared in accordance with the books of account and other financial records of CFG and Cheaha Bank, as applicable, and fairly present in all material respects the financial condition, results of operations and cash flows of CFG, on a consolidated basis, as of the dates thereof and for the periods covered thereby in accordance with GAAP (subject, in the case of the unaudited CFG Financial Statements, to the footnotes, statement of cash flows and normal year-end adjustments), applied on a basis consistent during the periods involved.
Section 3.06    Call Reports. Investar has access to true and complete copies of the Reports of Condition and Income of Cheaha Bank as of and for the period ended September 30, 2019, June 30, 2019 and March 31, 2019 (each, a “Call Report”). Each Call Report fairly presents, in all material respects, the financial position of Cheaha Bank and the results of its operations at the date and for the period indicated in conformity with the Instructions for the Preparation of Call Reports as promulgated by applicable Governmental Authorities.
Section 3.07    Proceedings. Except as set forth in Section 3.07 of the Schedules, there are no Proceedings pending or, to the Knowledge of CFG, threatened against CFG or any of its Subsidiaries. To the Knowledge of CFG, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any Proceeding. Neither CFG nor any of its Subsidiaries is in material default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any Governmental Authority.

Section 3.08    Consents and Approvals. Except for the approval of the Holdco Mergers by the shareholders of CFG, the Requisite Regulatory Approvals or as disclosed in Section 3.08 of the Schedules, no approval, consent, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other third party is required to be made or obtained by CFG or any of its Subsidiaries in connection with the execution, delivery or performance of this Agreement or the completion by CFG or Cheaha Bank of the Contemplated Transactions.
Section 3.09    Undisclosed Liabilities. Neither CFG nor any of its Subsidiaries has incurred any material liability or obligation, accrued, absolute, contingent or otherwise and whether due or to become due (including, without limitation, unfunded obligations under any CFG Employee Plan or liabilities for Taxes or assessments or liabilities under any tax sharing agreements between CFG and any of its Subsidiaries), that is not reflected in or disclosed in the CFG Financial Statements as required by GAAP or Call Reports as required by the Instructions for the Preparation of Call Reports as promulgated by applicable Governmental Authorities, except those liabilities and expenses incurred in the ordinary course of business since the date of the CFG Financial Statements or Call Reports or as disclosed in Section 3.09 of the Schedules and expenses related to this Agreement and the Contemplated Transactions.
Section 3.10    Title to Assets.
(A)    Section 3.10(A) of the Schedules contains a true, correct and complete list of all real property owned or leased by CFG or Cheaha Bank, including other real estate owned (but excluding residential other real estate) (the “CFG Real Property”), and the owner or lessee thereof, as well as all mortgages, deeds of trust, security agreements and other documents describing encumbrances to which such CFG Real Property is subject. True and complete copies of all deeds and leases for, or other documentation evidencing ownership of or a leasehold interest in, CFG Real Property, title insurance policies for CFG Real Property that are owned by CFG or Cheaha Bank, and all mortgages, deeds of trust or security agreements to which the CFG Real Property is subject in the possession of CFG have been furnished or made available to Investar.
(B)    Except as set forth in Section 3.10(B) of the Schedules, no lease or deed with respect to any CFG Real Property is subject to any current or potential interests of third parties or other restrictions or limitations that would impair, or be inconsistent with, in any material respect, the use, transferability or value of such CFG Real Property pertaining to its current primary business purpose.
(C)    None of the buildings and structures located on any CFG Real Property, nor any appurtenances thereto or equipment therein, nor the operation or maintenance thereof, violates in any manner any restrictive covenants or encroaches on any property owned by others, nor does any building or structure of third parties encroach upon any CFG Real Property, except for those violations and encroachments which in the aggregate could not reasonably be expected to cause a Material Adverse Change. No condemnation proceeding is pending or, to CFG’s Knowledge, threatened, that could reasonably be expected to preclude or materially impair the use of any CFG Real Property in the manner in which it is currently being used.

(D)    Except as disclosed in Section 3.10(D) of the Schedules, CFG or its Subsidiaries has good and indefeasible title to, or a valid and enforceable leasehold interest in, all CFG Real Property, and such interest is free and clear of all Liens, including tax liens, charges, imperfections of title or other encumbrances, except (i) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and for which adequate reserves have been provided in the CFG Financial Statements, (ii) easements, covenants, restrictions and other matters of record which do not, individually or in the aggregate, materially adversely affect the use and enjoyment of the relevant CFG Real Property, and (iii) Liens disclosed in the Financial Statements.
(E)    All buildings and other facilities used in the business of CFG and each of its Subsidiaries are in adequate condition, normal wear and tear excepted, and are free from defects which could reasonably be expected to materially interfere with the current or future use of such facilities consistent with past practices.
Section 3.11    Personal Property. Except as set forth in Section 3.11 of the Schedules, each of CFG and its Subsidiaries has good title to, or a valid leasehold interest in, all movable personal property, whether corporeal or incorporeal, used in the conduct of its business (the “CFG Personal Property”), free and clear of all Liens, except statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and for which adequate reserves have been provided in the CFG Financial Statements and such other Liens as do not individually or in the aggregate materially adversely affect the use and enjoyment of the relevant CFG Personal Property. None of the premises or equipment of CFG or any of its Subsidiaries are in need of maintenance or repairs other than ordinary routine maintenance and repairs that are not material in nature or cost.
Section 3.12    Absence of Certain Changes or Events. Since December 31, 2018, except with respect to the Contemplated Transactions or as required or permitted by this Agreement, CFG and each of its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course and has not, other than as disclosed in Section 3.12 of the Schedules:
(A)    Incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except deposits taken and federal funds purchased and current liabilities for trade or business obligations, none of which, individually or in the aggregate, result in a Material Adverse Change;
(B)    Discharged or satisfied any Lien or paid any obligation or liability, whether absolute or contingent, due or to become due, other than in the ordinary course of business consistent with past practices;
(C)    Except for regular dividends declared and paid consistent with past practices, declared or made any payment of dividends or other distribution to its shareholders, or purchased, retired or redeemed, or obligated itself to purchase, retire or redeem, any of its shares of capital stock or other securities;

(D)    Issued, reserved for issuance, granted, sold or authorized the issuance of any shares of its capital stock or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereto;
(E)    Acquired any capital stock or other equity securities or acquired any equity or ownership interest in any Entity (except (i) through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies or (ii) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such Person);
(F)    Mortgaged, pledged or subjected to Lien any of its property, business or assets, tangible or intangible except (i) statutory liens not yet delinquent, (ii) landlord liens, (iii) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purpose for which they are held, (iv) pledges of assets to secure public funds deposits, and (v) those assets and properties disposed of for fair value;
(G)    Sold, transferred, leased to others or otherwise disposed of any of its assets (except for assets disposed of for fair value) or canceled or compromised any debt or claim, or waived or released any right or claim of material value, other than in the ordinary course of business consistent with past practices;
(H)    Terminated, canceled or surrendered, or received any notice of or threat of termination or cancellation of any contract, lease or other agreement or suffered any damage, destruction or loss (whether or not constituting, or may reasonably be anticipated to result in, a Material Adverse Change covered by insurance), which, in any case or in the aggregate, may reasonably constitute a Material Adverse Change;
(I)    Disposed of, permitted to lapse, transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any United States or foreign license or Intellectual Property (as defined in Section 3.17) or modified any existing rights with respect thereto (other than in the ordinary course of business and consistent with past practices);
(J)    Made any change in the rate of compensation, commission, bonus, vesting or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to or for the benefit of any of its shareholders, directors, officers, employees or agents other than in the ordinary course of business consistent with past practices, or entered into any employment or consulting contract or other agreement with any director, officer or employee or adopted, amended in any material respect or terminated any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or Employee Benefit Plan or agreement maintained by it for the benefit of its directors, employees or former employees;

(K)    Except for improvements or betterments relating to its properties, made any capital expenditures or capital additions or betterments in excess of an aggregate of $25,000;
(L)    Instituted, had instituted against it, settled, agreed to settle, threatened or had threatened against it any Proceeding relating to it or its assets;
(M)    Entered into or given any promise, assurance or guarantee of the payment, discharge or fulfillment of any undertaking or promise made by any Person, firm or corporation, other than in the ordinary course of business and consistent with past business practices;
(N)    Sold, or knowingly disposed of, or otherwise divested itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;
(O)    Made any, or acquiesced with any, change in any accounting methods, principles or material practices except as required by GAAP or regulatory accounting principles; or
(P)    Entered into any agreement or made any commitment whether in writing or otherwise to take any of the types of action described in this Section 3.12.
Section 3.13    Certain Leases, Contracts and Agreements.
(A)    Except as set forth in Section 3.13(A) of the Schedules, neither CFG nor any of its Subsidiaries is a party to or bound by any of the following (whether written or oral) agreements (each, a “Contract”):
(i)    agreement, arrangement, policy or commitment relating to the employment of a consultant or the employment, election or retention in office of any present or former director, officer or employee of CFG or any of its Subsidiaries, including any such agreement, arrangement, policy or commitment as a result of which any payment will become due and payable as a result of or following the consummation of the Contemplated Transactions;
(ii)    bonus, stock option, restricted stock, stock appreciation, deferred compensation arrangement, profit-sharing plan, pension plan, retirement plan, welfare plan or other employee benefit agreement or arrangement;
(iii)    any material lease or license with respect to any CFG Personal Property, or any lease, sublease or license with respect to any CFG Real Property, whether as lessor, lessee, sublessor, sublessee, licensor or licensee;
(iv)    contract or commitment for capital expenditures in excess of $25,000;

(v)    material contract or commitment for the purchase of materials or supplies or for the performance of services over a period of more than sixty (60) days after the date of this Agreement which in each instance cannot be cancelled on sixty (60) days’ or less notice without penalty or payment;
(vi)    contract or option to purchase or sell any CFG Real Property or CFG Personal Property other than any contract for (a) the purchase of personal property not exceeding $25,000 or (b) for the sale of property classified by CFG as other real estate owned for an amount equal to or exceeding the carrying value (net of any specific allowance) of such other real estate owned, in each instance in the ordinary course of business consistent with past practices;
(vii)    contract, agreement or letter with respect to the management or operations of CFG or any of its Subsidiaries with or by any Governmental Authority;
(viii)    note, debenture, agreement, contract or indenture related to the borrowing by CFG or any of its Subsidiaries of money other than those entered into by Cheaha Bank in the ordinary course of business;
(ix)    guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made by Cheaha Bank in the ordinary course of business;
(x)    agreement with or extension of credit to any Executive Officer or director of CFG or any of its Subsidiaries, any holder of ten percent (10%) or more of the issued and outstanding CFG Stock, or any affiliate of any such Person;
(xi)    agreement with any Executive Officer or director of CFG or any of its Subsidiaries or holder of ten percent (10%) or more of the issued and outstanding CFG Stock or any affiliate of such Person, relating to bank owned life insurance;
(xii)    agreement containing covenants that limit the ability of CFG, any of its Subsidiaries or any of its directors, officers or employees to compete in any line of business or with any Person, or that involve any restriction on the geographic area in which, or method by which, CFG or any of its Subsidiaries (including any successor thereof) may carry on its business (other than as may be required by law or any Governmental Authority);
(xiii)    data processing or other electronic banking services agreement or contract that may not be terminated without payment or penalty upon notice of thirty (30) days or less;
(xiv)    agreement, arrangement, policy or understanding obligating CFG or any of its Subsidiaries to indemnify any director, officer, employee or agent of CFG or any of its Subsidiaries;

(xv)    agreement, arrangement, or understanding, any of the benefits of which will be increased, the vesting of the benefits of which will be accelerated or that will be triggered by the occurrence of any of the Contemplated Transactions, or the value of any of the benefits of which will be calculated on the basis of any of the Contemplated Transactions;
(xvi)    agreement by which CFG or any of its Subsidiaries may become obligated to invest in or contribute capital to any Person; or
(xvii)    contracts, other than the foregoing, with payments aggregating $100,000 or more, not made in the ordinary course of business.
(B)    Each Contract is (i) legal, valid and binding on CFG or one of its Subsidiaries, as applicable, and, to the Knowledge of CFG, on the other parties thereto, (ii) in full force and effect, and (iii) enforceable against CFG or such Subsidiary, as applicable, in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions. Each of CFG and its Subsidiaries, as applicable, and, to the Knowledge of CFG, each other party thereto has performed in all material respects all obligations required to be performed by it to date under each Contract. To the Knowledge of CFG, no party to any such Contract is in breach, violation or default of such Contract, and there are no allegations or assertions of such by any party under such Contract or any events that with notice, lapse of time or the happening or occurrence of any other event would be reasonably likely to constitute a breach, violation or default by any party to any such Contract. A true and complete copy of each Contract has been delivered or made available to Investar.
Section 3.14    Taxes and Tax Returns.
(A)    Subject to applicable extension periods, CFG and each of its Subsidiaries has filed all Tax Returns that each was required to file, including any Tax Returns of any affiliated, consolidated, combined or unitary group of which either CFG or any of its Subsidiaries is or was a member. At the time of filing, all such Tax Returns were correct and complete in all material respects and were prepared in material compliance with all applicable Legal Requirements. All Taxes due and owing by CFG or any of its Subsidiaries and any affiliated, consolidated, combined or unitary group of which either CFG or any of its Subsidiaries is or was a member (whether or not shown on any Tax Return) have been paid. Neither CFG nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. Since January 1, 2013, no claim has been received by CFG or any of its Subsidiaries in writing from an authority in a jurisdiction where CFG or any of its Subsidiaries does not file Tax Returns that CFG or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of CFG or any of its Subsidiaries that arose in connection with any failure (or alleged failure) of CFG or any of its Subsidiaries to pay any Tax, other than Liens for Taxes not yet due and payable or for Taxes that CFG or any of its Subsidiaries is contesting in good faith through appropriate proceedings, if any, and for which adequate reserves have been established on the most recent applicable balance sheet in accordance with GAAP, as disclosed in Section 3.14(A) of the Schedules.
(B)    Except as set forth in Section 3.14(B) of the Schedules, CFG and each of its Subsidiaries have collected or withheld and duly paid to the appropriate Governmental Authority all Taxes required to have been collected or withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.
(C)    There is currently no Proceeding concerning any Tax liability of CFG or any of its Subsidiaries either claimed or raised by any Governmental Authority in writing or as to which CFG or any of its Subsidiaries has Knowledge that has not been resolved. CFG has made available to Investar correct and complete copies of all federal income Tax Returns for 2016, 2017 and 2018. CFG has made available to Investar correct and complete copies of all examination reports, and statements of deficiencies assessed against or agreed to by CFG or any of its Subsidiaries in each case with respect to all taxable periods that are still open under the applicable statute of limitations. Except as disclosed in Section 3.14(C) of the Schedules, there are no federal, state, local and foreign Tax returns filed with respect to CFG or any of its Subsidiaries for any taxable period that are still open under the applicable statute of limitations which have been audited, that are currently the subject of audit, or that CFG or any of Subsidiaries has Knowledge that a Governmental Authority is otherwise investigating such Tax returns.
(D)    Except as disclosed in Section 3.14(D) of the Schedules, since January 1, 2013, neither CFG nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
(E)    Neither CFG nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Code Section 897(c)(1)(A)(ii). Neither CFG nor any of its Subsidiaries has participated in a reportable or listed transaction as defined under Section 6011 or 6111 of the Code and Treasury Regulation section 1.6011-4. Except as set forth in Section 3.14(E) of the Schedules, neither CFG nor any of its Subsidiaries (i) is a party to any Tax allocation or sharing agreement, (ii) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than the Affiliated Group of which CFG is the common parent) or (iii) has any liability for the Taxes of any Person (other than CFG and its Subsidiaries) under Treasury Regulation Section 1.1502‑6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.
(F)    Except as disclosed in Section 3.14(F) of the Schedules, neither CFG nor any of its Subsidiaries has been required to disclose on its federal income Tax Returns any position that could reasonably be expected to give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code.
(G)    Neither CFG nor any of its Subsidiaries will be required to include any item of income in, nor will CFG or any of its Subsidiaries be required to exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, or other reason, under Section 481 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date; or (vi) election by CFG or any of its Subsidiaries under Section 108(i) of the Code
(H)    Neither CFG nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Contemplated Transactions.
(I)    The Taxes of CFG and each of its Subsidiaries that: (i) were not yet due and payable as of December 31, 2018 did not, as of such date, exceed the current liability accruals for Tax liabilities (excluding any reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the CFG Financial Statements as of such date; and (ii) are not yet due and payable do not exceed such current liability accruals for Taxes (excluding reserves for any deferred Taxes) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of CFG and its Subsidiaries in filing its Tax Returns.
Section 3.15    Insurance.
(A)    CFG and each of its Subsidiaries are insured for reasonable amounts with reputable insurance companies against such risks as management reasonably has determined to be prudent. Section 3.15(A) of the Schedules contains a true, correct and complete list of all fidelity bonds and insurance policies (including any bank owned life insurance) owned or held by or on behalf of CFG or any of its Subsidiaries (other than credit-life policies), including the insurer, policy numbers, amount of coverage, deductions, type of insurance, effective and termination dates and any material pending claims thereunder.
(B)    All policies listed in Section 3.15(A) of the Schedules (i)  are sufficient for compliance by CFG and each of its Subsidiaries with all Legal Requirements and all agreements to which CFG or any of its Subsidiaries is a party, (ii) will not in any material respect be affected by, and will not terminate or lapse by reason of, the Contemplated Transactions, (iii) are valid, outstanding and enforceable according to their terms, except as enforceability may be limited by the Enforceability Exceptions and (iv) are presently in full force and effect. No notice has been received of the cancellation, or threatened or proposed cancellation, of any such policy, and there are no unpaid premiums due thereon. Neither CFG nor any of its Subsidiaries is in default under any such policy or bond, and all material claims thereunder have been filed. Neither CFG nor any of its Subsidiaries has been denied or had revoked or rescinded any policy of insurance during the last three (3) years. There have been no claims under any fidelity bonds or directors’ and officers’ liability policies of CFG or its Subsidiaries within the last three (3) years, and CFG has no Knowledge of any facts that would form the basis of a claim under such policies or bonds.
Section 3.16    No Material Adverse Change. Except as set forth in Section 3.16 of the Schedules, since December 31, 2018, there has not been any Material Adverse Change with respect to CFG or any of its Subsidiaries, and no event or condition has occurred that has resulted in, or, to the Knowledge of CFG, is reasonably likely to result in a Material Adverse Change of CFG or any of its Subsidiaries.
Section 3.17    Proprietary Rights. CFG and each of its Subsidiaries owns, possesses, licenses or has other rights to use all foreign and domestic patents, patent applications, trade and service marks, trade and service mark registrations, brand names, trade names, copyrights, designs, inventions, trade secrets, technology, Internet domain names, know-how and other intellectual property (collectively, the “Intellectual Property”), free and clear of all Liens and third party rights, necessary for the conduct of their respective businesses as currently conducted. Except where such violations, misappropriations, infringements or unauthorized use would not be material to CFG or any of its Subsidiaries and (i) there are no rights of third parties to any Intellectual Property owned by CFG or its Subsidiaries; (ii) there is no infringement, misappropriation or unauthorized use by third parties of any Intellectual Property owned by CFG or its Subsidiaries; (iii) there is no pending or, to the Knowledge of CFG, threatened Proceeding by any Person challenging CFG’s and its Subsidiaries’ rights in or to any such Intellectual Property; (iv) there is no pending or, to the Knowledge of CFG, threatened Proceeding by any Person challenging the validity or scope of any such Intellectual Property; and (v) there is no pending or, to the Knowledge of CFG, threatened Proceeding by any Person that CFG or any of its Subsidiaries infringes, misappropriates or otherwise violates any Intellectual Property of any other Person. To CFG’s Knowledge, CFG and each of its Subsidiaries complies in all material respects with all Legal Requirements with respect to the protection of personal privacy, personally identifiable information, sensitive personal information and any special categories of personal information regulated thereunder.
Section 3.18    Investments. A true, correct and complete list, as of September 30, 2019, of all securities, including municipal bonds, owned by CFG or any of its Subsidiaries has been provided to Investar. Except as set forth in Section 3.18 of the Schedules, all such securities are owned by CFG or one of its Subsidiaries of record, except those held in bearer form, and free and clear of all Liens. Section 3.18 of the Schedules also discloses any investment in which the ownership interest of CFG, whether held directly or indirectly, equals five percent (5%) or more of the issued and outstanding voting securities of the issuer thereof. There are no voting trusts or other agreements or understandings with respect to the voting of any of the securities listed in Section 3.18 of the Schedules to which CFG or any of its Subsidiaries is a party.
Section 3.19    Loan Portfolio and Reserve for Loan Losses.
(A)    All evidences of indebtedness and leases, including any renewals and extensions (individually a “Loan” and collectively, the “Loans”) of CFG or any of its Subsidiaries, were solicited, originated and currently exist in compliance in all material respects with all Legal Requirements. Except as set forth in Section 3.19(A) of the Schedules, all Loans that are reflected as assets of CFG or any of its Subsidiaries (i) have been made for good, valuable and adequate consideration in the ordinary course of business; (ii) are evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be; (iii) to the extent secured, have been secured by valid Liens and security interests that have been perfected; (iv) are not subject to any known or threatened defenses, offsets or counterclaims that may be asserted against CFG or any of its Subsidiaries or the present holder thereof; and (v) are enforceable in accordance with their respective terms, except as enforceability may be limited by the Enforceability Exceptions. Neither CFG nor any of its Subsidiaries has entered into any oral modifications or amendments or additional agreements related to the Loans that are not reflected in its records. The credit files of each of CFG and each of its Subsidiaries contain all material information (excluding general, local or national industry, economic or similar conditions) that is reasonably required to evaluate in accordance with CFG’s practices the collectability of the loan portfolio (including Loans that will be outstanding if it advances funds it is obligated to advance).
(B)    Except as set forth in Section 3.19(B) of the Schedules as of September 30, 2019, neither CFG nor any of its Subsidiaries is a party to any written: (i) loan agreement, note or borrowing arrangement, under the terms of which the obligor was sixty (60) days delinquent in payment of principal or interest or in default of any other material provision; (ii) loan agreement, note or borrowing arrangement that has been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned,” “other assets especially mentioned” or any comparable classifications; (iii) loan agreement, note or borrowing arrangement, including any loan guaranty, with any director or Executive Officer of CFG or any of its Subsidiaries, or any ten percent (10%) or more shareholder of CFG, or any Person controlling, controlled by or under common control with any of the foregoing; (iv) loan agreement, note or borrowing arrangement in material violation of any Legal Requirement applicable to CFG or any of its Subsidiaries; or (v) loan that is required to be accounted for as a troubled debt restructuring in accordance with Statement of Financial Accounting Standards Codification (ASC) Subtopic 310-40.
(C)    Investar has been provided a“watch list” of loans of Cheaha Bank as of September 30, 2019. To the Knowledge of CFG, there is no other Loan, loan agreement, note or borrowing arrangement which should be included on the watch list based on CFG’s or Cheaha Bank’s ordinary course of business practices.
(D)    The allowance for loan losses and the carrying value of CFG’s other real estate shown on the CFG Financial Statements and the Call Reports were, as of the date of such CFG Financial Statement or CFG Call Report calculated in accordance with GAAP or the Instructions for the Preparation of Call Reports as promulgated by applicable Governmental Authorities, respectively, each in all material respects as applied to banking institutions.
Section 3.20    Employee Relationships.
(A)    Schedule 3.20 of the Schedules sets forth a true and complete list of all persons who are employees of CFG and Cheaha Bank as of September 30, 2019, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate and 2020 increases; (v) commission, bonus or other incentive-based compensation arrangement (including target bonus, if applicable); and (vi) accrued but unused vacation.
(B)    CFG and each of its Subsidiaries is, and during the past three (3) years has at all times been, in compliance in all material respects with all Legal Requirements relating to employment and fair employment practices, immigration, terms and conditions of employment, compensation, benefits, employment discrimination and harassment, workers compensation, occupational safety and health, and wages and hours. Neither CFG nor any of its Subsidiaries is a party to or otherwise bound by any consent decree with or citation by any Governmental Authority relating to employees or employment practices. No key employee has given notice to CFG of his or her intent to terminate his or her employment or service relationship with CFG. CFG and each of its Subsidiaries is, and during the past three (3) years has at all times been, in material compliance with all Legal Requirements concerning the classification of employees and independent contractors and has properly classified all such individuals for purposes of participation in the CFG Employee Plans. No strike, grievance, or labor dispute exists or, to the Knowledge of CFG, is threatened with respect to any of the employees of CFG or any of its Subsidiaries. Neither CFG nor any of its Subsidiaries is a party to any collective bargaining agreement or employs any member of a union that relates to such employee’s relationship with CFG or any of its Subsidiaries, and, to its Knowledge, there is no activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity. To the Knowledge of CFG, no Executive Officer is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement or similar agreement, and the continued employment of each such Executive Officer does not subject CFG or any of its Subsidiaries to any material liability with respect to any of the foregoing matters.
(C)    All accrued material obligations and liabilities of and all payments by CFG and each of its Subsidiaries, and all CFG Employee Plans, whether arising by Legal Requirement, by contract or by past custom, for payments to trusts or other funds, to any Government Authority or to any present or former director, officer, employee or agent (or his or her heirs, legatees or Representatives) have been and are being paid to the extent required by Legal Requirement or by the plan, trust, contract or past custom or practice, and adequate actuarial accruals and reserves for such payments have been and are being made by CFG or its Subsidiaries, as applicable, according to GAAP applied on a consistent basis and actuarial methods with respect to: (i) withholding taxes, unemployment compensation or social security benefits; (ii) all pension, profit-sharing, savings, stock purchase, stock bonus, stock ownership, stock option, phantom stock and stock appreciation rights plans and agreements; (iii) all employment, deferred compensation (whether funded or unfunded), salary continuation, consulting, retirement, early retirement, severance, reimbursement, bonus or collective bargaining plans and agreements; (iv) all executive and other incentive compensation plans, programs, or agreements; (v) all group insurance and health contracts, policies and plans; and (vi) all other incentive, welfare (including vacation and sick pay), retirement or Employee Benefit Plans or Agreements maintained or sponsored, participated in, or contributed to by CFG or any of its Subsidiaries, as applicable, for its current or former directors, officers, employees and agents. All material obligations and liabilities of CFG and each of its Subsidiaries for all other forms of compensation that are or may be payable to their current or former directors, officers, employees or agents, or under any CFG Employee Plan, have been and are being paid to the extent required by Legal Requirement or by the plan or contract, and adequate actuarial accruals and reserves for payment therefor have been and are being made by CFG according to GAAP applied on a consistent basis. All accruals and reserves referred to in this Section 3.20(C) are, in all material respects, correctly and accurately reflected and accounted for in all material respects in the CFG Financial Statements and the books, statements and records of CFG and its Subsidiaries.
Section 3.21    Environmental Laws.
(A)    CFG and each of its Subsidiaries and any business owned or operated by any of them, whether or not held in a fiduciary or representative capacity, are and for the last three (3) years have been in compliance in all material respects with all Environmental Laws (as defined below) and permits thereunder. Neither CFG nor any of its Subsidiaries has received notice of any violation of any Environmental Laws or generated, stored, or disposed of any materials designated as Hazardous Materials (as defined below), and neither is subject to any Lien under any Environmental Laws. No CFG Real Property and no real property currently owned, operated or leased (including any property acquired by foreclosure or deeded in lieu thereof) by CFG or any of its Subsidiaries or, to the Knowledge of CFG, owned, operated or leased by CFG or any of its Subsidiaries within the three (3) years preceding the date of this Agreement, requires any environmental investigation, cleanup or response action to comply with Environmental Laws, or has been the site of any release of any Hazardous Materials. Except as set forth in Section 3.21(A) of the Schedules, to CFG’s Knowledge, (a) all CFG Real Property is free of asbestos, (b) no real property currently or previously owned by it or any Subsidiary or their respective predecessors has been a heavy industrial site or landfill, and (c) there are no underground storage tanks at any properties owned or operated by CFG or any of its Subsidiaries and no underground storage tanks have been closed or removed from any properties owned or operated by CFG or any of its Subsidiaries. CFG has made available to Investar all environmental audits, site assessments, documentation regarding off-site disposal of Hazardous Materials, reports and other material environmental documents related to CFG Real Property, any real property formerly owned or operated by CFG or any of its Subsidiaries or any of their respective predecessors, and any other real property acquired by foreclosure or deeded in lieu thereof, which are in the possession of CFG or any of its Subsidiaries.
(B)    For purposes of this Agreement, “Environmental Laws” means the Legal Requirements now or hereafter in effect, relating to pollution, preservation, remediation or protection of the environment, natural resources, human health or safety, or Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq.; the Hazardous Materials Transportation Authorization Act, as amended, 49 U.S.C. § 5101, et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. § 6901, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1201, et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq.; the Clean Air Act, 42 U.S.C. § 7401, et seq.; and the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq. For purposes of this Agreement, “Hazardous Material” means any pollutant, contaminant, chemical, or toxic or hazardous substance, constituent, material or waste, or any other chemical, substances, constituent or waste including, without limitation, (i) any petroleum or petroleum products, natural gas, or natural gas products, radioactive materials, friable asbestos, mold, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; (ii) any chemicals, materials, waste or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any Environmental Laws; and (iii) any other chemical, material, waste or substance which is in any way regulated as hazardous or toxic by any Governmental Authority, including mixtures thereof with other materials; provided, however, that “Hazardous Material” does not mean or include any such Hazardous Material used, generated, manufactured, stored, disposed of or otherwise handled in normal quantities in the ordinary course of the business of CFG or its Subsidiary in compliance with all Environmental Laws, or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.
Section 3.22    Regulatory Actions.
(A)    Neither CFG nor any of its Subsidiaries is now or has been, within the last five (5) years, (i) subject to any cease-and-desist or other order or enforcement action issued by, (ii) a party to any written agreement, consent agreement or memorandum of understanding with, (iii) a party to any commitment letter or similar undertaking to, (iv) subject to any order or directive by, (v) ordered to pay any civil penalty by, (vi) a recipient of a supervisory letter from, or (vii) subject to any board resolutions adopted at the request or suggestion of, any Governmental Authority that restricts the conduct of its business or that relates or related to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, nor has CFG or any of its Subsidiaries been notified by any Governmental Authority that it is considering initiating any such item.
(B)    Neither CFG nor any of its Subsidiaries has Knowledge of any fact or circumstance relating to it that would materially impede or delay receipt of any Requisite Regulatory Approvals, the Holdco Mergers, the Bank Merger or the other Contemplated Transactions.
Section 3.23    Accounting Controls.
(A)    CFG and each of its Subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls that provide assurance that (i) transactions are executed with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of the CFG Financial Statements and Call Reports in accordance with GAAP or the Instructions for the Preparation of Call Reports as promulgated by applicable Governmental Authorities, respectively, and to maintain asset and liability accountability; (iii) access to its assets and incurrence of its liabilities are permitted only in accordance with management’s specific or general authorizations; (iv) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any difference; and (v) extensions of credit and other receivables are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. None of the systems, internal accounting controls, data or information of CFG or any of its Subsidiaries is recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of CFG, its Subsidiaries or their respective accountants, except as would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the preceding sentence or pursuant to agreement with third party providers for certain services as is customary in the banking industry. Since January 1, 2016, (i) no material weakness in internal controls has been identified by the auditors of CFG or any of its Subsidiaries, (ii) there have been no significant changes in internal controls that could reasonably be expected to materially and adversely affect internal controls, and (iii) neither CFG nor any of its Subsidiaries has been advised of any material deficiencies in the design or operation of internal controls over financial reporting which could reasonably be expected to adversely affect its ability to record, process, summarize and report financial data, or any fraud, whether or not material, that involves management.

(B)    Since January 1, 2016, (i) through the date hereof, neither CFG nor any of its Subsidiaries has received or had Knowledge of any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of CFG or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that CFG or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) neither CFG nor any of its Subsidiaries, whether or not employed by CFG or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by CFG or any of its officers, directors, employees or agents to the board of directors of CFG or any committee thereof or to any director or officer of CFG.
Section 3.24    Books and Records. The minute books, stock certificate books and stock transfer ledgers of CFG and each of its Subsidiaries have been kept accurately in the ordinary course of business and are complete and correct in all material respects; the transactions entered therein represent bona fide transactions; and there have been no transactions involving the business of CFG or any of its Subsidiaries that properly should have been set forth therein and that have not been accurately so set forth. The minute books of CFG and each of its Subsidiaries have been made available for inspection by Investar.
Section 3.25    Trust Business. Neither CFG nor any of its Subsidiaries has been appointed or acted in a fiduciary or representative capacity in respect of any trust, executorship, administration, guardianship, conservatorship, or other fiduciary representative capacity. Neither CFG nor any of its Subsidiaries administers or otherwise holds any indenture, pooling and servicing, private label, paying agency, collateral or disbursing agency, securities (whether bond, note, debenture or other) registrar, transfer agency, document custody or other fiduciary or agency contracts.
Section 3.26    Guaranties. Except for items in the process of collection in the ordinary course of Cheaha Bank’s business or as set forth on Section 3.26 of the Schedules, no obligation or liability of CFG or any of its Subsidiaries is guaranteed by any other Person, nor, except in the ordinary course of business and in compliance with all Legal Requirements, has CFG or any of its Subsidiaries guaranteed any obligation or liability of any other Person.
Section 3.27    Employee Benefit Plans.
(A)    Section 3.27(A) of the Schedules lists all Employee Benefit Plans, arrangements or agreements providing benefits or compensation to any current or former employees, directors or consultants of CFG or any other Entity that, together with CFG, is or at any time during the six (6) years preceding date hereof was deemed a single employer within the meaning of Section 414 of the Code (an “ERISA Affiliate”) that are sponsored or maintained by CFG or any of its ERISA Affiliates or to which CFG or any of its ERISA Affiliates contributes or is obligated to contribute on behalf of current or former employees, directors or consultants of CFG or any of its ERISA Affiliates or with respect to which CFG or any of its ERISA Affiliates has any liability, including any employee welfare benefit plan within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (together with the rules and regulations promulgated thereunder, “ERISA”), determined without regard to whether such plan is subject to ERISA (whether written or oral) any employee pension benefit plan within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is subject to ERISA (whether written or oral), any employment, consulting or independent contractor agreement, any collective bargaining agreement, employee stock ownership, bonus, incentive, deferred compensation, supplemental retirement plan, stock purchase, stock option, and other equity or equity-based compensation plan or agreement, severance, retention or change of control or fringe benefit plan and each other compensation or benefit plan, fund, policy, program, agreement, arrangement or scheme (whether written or oral) (each of the foregoing, an “CFG Employee Plan”). There is no pending or, to the Knowledge of CFG, threatened Proceeding relating to any CFG Employee Plan. All of the CFG Employee Plans comply and have been administered in all material respects with their terms and all Legal Requirements. There has occurred no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any CFG Employee Plan that is likely to result in the imposition of any penalties or Taxes upon CFG or any of its Subsidiaries under Section 502(i) of ERISA or Section 4975 of the Code. All contributions, premiums or other payments required under the terms of all CFG Employee Plans and all Legal Requirements have been made by the due date thereof.
(B)    Except as set forth in Section 3.27(B) of the Schedules, neither CFG nor any of its Subsidiaries has any liabilities for post-retirement or post-employment welfare benefits under any CFG Employee Plan, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the Code, or similar state laws, the cost of which is borne by the insured individuals. Each CFG Employee Plan that purports or is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code and any trust that is part of such CFG Employee Plan that purports or is intended to be exempt are so qualified, are subject to a favorable determination, advisory or opinion letter from the IRS, as applicable, and, each such CFG Employee Plan has been maintained, operated and administered at all times in material compliance with its terms and all Legal Requirements (including ERISA and the Code). The terms of each other CFG Employee Plan satisfy the material Legal Requirements (including, ERISA and the Code), and each such plan has been maintained, operated and administered at all times in accordance with its material terms and all material Legal Requirements (including ERISA and the Code). CFG has provided or made available accurate, current and complete copies of (i) where the CFG Employee Plan has been reduced to writing, the plan documents together with all amendments; (ii) where the CFG Employee Plan has not been reduced to writing, a written summary of all material plan terms; (iii) the most recent summary plan descriptions and all material modifications thereto; (iv) each trust agreement, insurance policy or other instrument relating to the funding or administration of any CFG Employee Plan; (v) in the case of any CFG Employee Plan for which a Form 5500 is required to be filed, the three most recent filed annual reports (Form 5500 series) and accompanying schedules; (vi) the most recent determination, opinion or advisory letter issued by the IRS with respect to each CFG Employee Plan that is intended to qualify under section 401(a) of the Code; (vii) the most recent available financial statements for each CFG Employee Plan; (viii) the most recent audited financial statements for each CFG Employee Plan for which audited statements are required by ERISA, (ix) copies of material notices, letters or other correspondence with the IRS, Department of Labor, Pension Benefit Guaranty

Corporation or any other Governmental Authority relating to the CFG Employee Plan; (x) the nondiscrimination tests results performed under the Code for the past three (3) plan years; and (xi) in the case of any CFG Employee Plan for which a Form 1094-B, 1094-C, 1095-B or Form 1095-C is required to be filed or distributed a copy of the most recently filed of each such applicable form.
(C)    Except as set forth in Section 3.27(C) of the Schedules, neither CFG nor any ERISA Affiliate has any liability with respect to, or has, at any time during the last six (6) years, contributed to or been obligated to contribute to any “multiple employer plan” or “multi-employer plan” within the meaning of ERISA. Neither CFG nor any ERISA Affiliate of CFG has incurred any withdrawal liability under Part I of Subtitle E of Title IV of ERISA that has not been satisfied in full. Neither CFG nor any ERISA Affiliate of CFG sponsors, maintains or contributes to any Employee Benefit Plan that is subject to Title IV of ERISA, and neither CFG nor any ERISA Affiliate of CFG has, at any time during the last six (6) years, sponsored, maintained, contributed to or been obligated to contribute to any plan subject to Title IV of ERISA.
(D)    There does not now exist, nor, to the Knowledge of CFG, do any circumstances exist that could result in, any liability of CFG or any of its Subsidiaries (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) with respect to any CFG Employee Plan that is described in Section 413(c) of the Code or Section 3(40)(A) of ERISA, (v) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code or similar state law, (vi) as a result of “voluntary employees’ beneficiary association” under Section 501(c)(9) of the Code and (vii) under corresponding or similar provisions of foreign laws or regulations, now or following the Closing.
(E)    Except as set forth in Section 3.27(E) of the Schedules, the consummation of the Contemplated Transactions will not, either alone or in combination with another event, (i) entitle any current or former director, officer, employee, contractor or consultant of CFG or any of its Subsidiaries to severance pay, retention bonuses, parachute payments, non-competition payments, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, (iii) increase the amount payable under or result in any other material obligation pursuant to any CFG Employee Plan (other than ordinary administration expenses and for benefits accrued in the ordinary course but not yet paid and expect as required by applicable Legal Requirement, (iv) result in the forgiveness of any indebtedness of any current or former director, officer, employee, contractor or consultant or (v) give rise to the payment by CFG or any of its Subsidiaries of any amount that would not be deductible pursuant to the terms of Section 162(m). Except as set forth in Section 3.27(E) of the Schedules, no amount paid or payable (whether in cash, in property, or in the form of benefits) in connection with the Contemplated Transactions (either alone or upon the occurrence of any additional or subsequent events) will be an “excess parachute payment” within the meaning of Section 280G of the Code, or would constitute an “excess parachute payment” if such amounts were subject to the provisions of Section 280G of the Code, or will be subject to a Tax under

Section 4999 of the Code. Except as set forth in Section 3.27(E) of the Schedules, no CFG Employee Plan provides for and neither CFG nor any of its Subsidiaries has any obligation to make a “gross-up” or similar payment in respect of any Taxes that may become payable under Section 4999 of the Code.
(F)    Except as set forth in Section 3.27(F) of the Schedules, there are no outstanding compensatory equity awards, including any arrangements awarding stock options, stock appreciation rights, stock appreciation units, restricted stock, deferred stock, phantom stock or any other equity compensation to any employee, director or other service provider of CFG or any ERISA Affiliate of CFG.
(G)    Except as set forth in Section 3.27(G) of the Schedules, (i) no CFG Employee Plan is invested in or provides the opportunity for the purchase of any employer security (within the meaning of ERISA Section 407(d)) and (ii) each CFG Employee Plan may be amended or terminated at any time by CFG or Cheaha Bank, without any early termination fee or penalty, subject to compliance with (i) the terms of such plan or agreement and (ii) regulations promulgated under the Code, ERISA, and the regulations of the Pension Benefit Guaranty Corporation and without CFG or any of its Subsidiaries making any additional contributions to such CFG Employee Plan.
(H)    Except as set forth on Section 3.27(H) of the Schedules, each CFG Employee Plan that is a nonqualified deferred compensation plan subject to Section 409A of the Code has been operated in material compliance with section 409A of the Code, and no CFG Employee Plan provides for and neither CFG nor any of its Subsidiaries has any obligation to make a “gross-up” or similar payment in respect of any Taxes that may become payable under Section 409A of the Code.
(I)    There have been no non-exempt “prohibited transactions” (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any CFG Employee Plan which have not been corrected in full, with respect to which any material Tax or material penalty is due or other liability exists, or which are not otherwise exempt under Section 4975(d) of the Code or Section 408 of ERISA. Nothing has occurred with respect to any CFG Employee Plan that has subjected such CFG Employee Plan, CFG or its or could subject any of the foregoing to (i) any material penalty or other liability under Section 502 of ERISA or (ii) material liability as a result of any breach of any fiduciary duty.
Section 3.28    Deposits. Except as disclosed in Section 3.28 of the Schedules, no deposit of Cheaha Bank (a) is a “brokered deposit” (as such term is defined in 12 C.F.R. Section 337.6(a)(2)); (b) was acquired through a deposit listing service; or (c) is subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the ordinary course of business).
Section 3.29    Derivative Contracts. Neither CFG nor any of its Subsidiaries is a party to nor has agreed to enter into an exchange traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or agreement, or any other contract or agreement not included in the CFG Financial Statements that is a financial derivative contract (including various combinations thereof).
Section 3.30    Shareholders List. CFG has delivered to Investar a true, correct and complete list of the record holders of the CFG Stock as of a date within five (5) Business Days prior to the date of this Agreement, including their names, addresses and number of shares held of record by each Person, which shareholders’ list is in all respects true and complete as of such date and shall be updated prior to Closing and provided in such format as may be reasonably requested by the Paying Agent.
Section 3.31    Brokers. Except as set forth in Section 3.31 of the Schedules, no broker, finder or investment banker will have, as a result of the Contemplated Transactions, any valid right, interest or claim against or upon CFG or any of its Subsidiaries for any commission, fee or other compensation under any agreement, arrangement or understanding entered into by or on behalf of CFG or any of its Subsidiaries.
Section 3.32    Repurchase Agreements. With respect to all agreements under which CFG or any of its Subsidiaries have purchased securities subject to an agreement to resell, if any, CFG or one of its Subsidiaries, as the case may be, has a valid, perfected first lien or security interest in or evidence of ownership in book entry form of the government securities or collateral securing the repurchase agreement, and the value of the collateral equals or exceeds the amount of the debt secured thereby.
Section 3.33    Mortgage Banking Business.
(A)    (i) Cheaha Bank has complied in all material respects with, and (ii) all documentation in connection with the origination, processing, underwriting and credit approval of any mortgage loan originated, purchased or serviced by Cheaha Bank complies in all material respects with, (a) all applicable Legal Requirements with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, or filing of claims in connection with mortgage loans, including all Legal Requirements relating to real estate settlement procedures, consumer credit protection, truth in lending laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, (b) the responsibilities and obligations relating to mortgage loans set forth in any agreement between Cheaha Bank and any Agency, Loan Investor or Insurer (as such terms are defined below), (c) the applicable rules, regulations, guidelines, handbooks and other requirements of any Agency, Loan Investor or Insurer and (d) the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to each mortgage loan.
(B)    No Agency, Loan Investor or Insurer has (i) notified Cheaha Bank in writing that Cheaha Bank has violated or has not complied with the applicable underwriting standards with respect to mortgage loans sold by Cheaha Bank to a Loan Investor or Agency, or with respect to any sale of mortgage servicing rights to a Loan Investor, (ii) imposed in writing restrictions on the activities (including commitment authority) of Cheaha Bank or (iii) notified Cheaha Bank in writing that it has terminated or intends to terminate its relationship with Cheaha Bank for poor performance, poor loan quality or concern with respect to Cheaha Bank’s compliance with laws.
(C)    For purposes of this Section 3.33: (i) “Agency” means the Federal Housing Administration, the Federal Home Loan Mortgage Corporation, the Federal National Mortgage Association, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture or any other Governmental Authority with authority to (A) determine any investment, origination, lending or servicing requirements with regard to mortgage loans originated, purchased or serviced by Cheaha Bank or (B) originate, purchase, or service mortgage loans, or otherwise promote mortgage lending, including state and local housing finance authorities; (ii) “Loan Investor” means any Person (including an Agency) having a beneficial interest in any mortgage loan originated, purchased or serviced by Cheaha Bank or a security backed by or representing an interest in any such mortgage loan; and (iii) “Insurer” means a Person who insures or guarantees for the benefit of the mortgagee all or any portion of the risk of loss upon borrower default on any of the mortgage loans originated, purchased or serviced by Cheaha Bank, including any Agency or any private mortgage insurer, and providers of hazard, title or other insurance with respect to such mortgage loans or the related collateral.
Section 3.34    Fairness Opinion. CFG has received an opinion from National Capital, LLC, an investment banking firm experienced in the valuation of financial institutions, to the effect that, subject to the terms, conditions and qualifications set forth therein, the Per Share Consideration and the Pre-closing Dividend to be received by the shareholders of CFG under this Agreement is fair to such shareholders from a financial point of view. Such opinion has not been amended or rescinded.
Section 3.35    Trust Preferred Securities.
(A)    CFG has issued and has presently outstanding $3,093,000 of Junior Subordinated Deferrable Interest Debentures due September 15, 2035 held by Cheaha Statutory Trust I pursuant to an Indenture dated as of August 4, 2005 between CFG, as issuer, and JPMorgan Chase Bank, National Association, as Trustee. Cheaha Statutory Trust I has issued trust preferred securities pursuant to the terms of the Amended and Restated Declaration of Trust among CFG, as sponsor, Chase Bank USA, National Association, as Delaware Trustee JPMorgan Chase Bank, National Association, as Institutional Trustee, and the administrative trustees named therein (the issuance of such securities and all documents and instruments related thereto being referred to collectively herein as the “Trust Preferred Issuance”).
(B)    All representations and warranties as made by CFG in the documents related to the Trust Preferred Issuance were true in all material respects when made. The Trust Preferred Issuance was authorized, issued and, to CFG’s Knowledge, sold in compliance with all applicable Legal Requirements.
(C)    CFG is current on all dividend payments payable with respect to Junior Subordinated Deferrable Interest Debentures due September 15, 2035 issued as part of the Trust Preferred Issuance.

Section 3.36    Information. None of the information relating to CFG or any of its Subsidiaries that is provided by CFG for inclusion in (a) a notice of special meeting of shareholders and proxy statement (including any amendment or supplement thereto), to be prepared by CFG, with the cooperation of Investar, in accordance with CFG’s Constituent Documents and applicable Legal Requirements and in such form and structure as are mutually agreeable between CFG and Investar (the “Proxy Statement”) and mailed to CFG’s shareholders in connection with the solicitation of proxies by the board of directors of CFG for use at a special meeting of CFG’s shareholders to be called to consider and vote upon this Agreement and the Contemplated Transactions (the “Shareholder Meeting”), or (b) any filings or approvals under applicable federal or state Banking Laws or regulations or federal or state securities laws, contains or will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.
Section 3.37    Representations Not Misleading. No representation or warranty by CFG contained in this Agreement, nor the Schedules furnished to Investar by CFG under and pursuant to this Agreement, contains or will contain on the Closing Date any untrue statement of a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which it was or will be made, not misleading in any material respect, and such representations and warranties would continue to be true and correct following disclosure to any Governmental Authority having jurisdiction over CFG, its Subsidiaries or its properties of the facts and circumstances upon which they were based. No information material to the Contemplated Transactions, and that is necessary to make the representations and warranties herein contained not misleading, has been withheld by CFG.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF INVESTAR
Except as specifically set forth in the Schedules, Investar and, where applicable, the Interim Company, make the following representations and warranties to CFG as of the date of this Agreement and as of the Closing Date, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties are made as of such earlier date).
Section 4.01    Organization and Qualification.
(A)    Investar is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana. Investar is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. Investar has all requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets, including, but not limited to, as now owned, leased or operated, and to enter into and carry out its obligations under this Agreement and all related agreements. Investar is duly qualified to do business in all jurisdictions where its ownership or leasing of property or assets or its conduct of business requires it to be so qualified. True and complete copies of the Constituent Documents of Investar, as amended to date, have been delivered or made available to CFG.
(B)    Interim Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana. Interim Company has all requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets, including, but not limited to, as now owned, leased or operated, and to enter into and carry out its obligations under this Agreement and all related agreements. Interim Company is duly qualified to do business in all jurisdictions where its ownership or leasing of property or assets or its conduct of business requires it to be so qualified. True and complete copies of the Constituent Documents of Interim Company have been delivered or made available to CFG.
(C)    Investar Bank is national bank, duly organized, validly existing and in good standing under the laws of the United States of America. Investar Bank has all requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets, including, but not limited to, as now owned, leased or operated. Investar Bank is duly qualified to do business in all jurisdictions where its ownership or leasing of property or assets or its conduct of business requires it to be so qualified. The deposit accounts of Investar Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments due and owing as of the date hereof required in connection therewith have been paid by Investar Bank.
Section 4.02    Execution and Delivery; No Violation.
(A)    Each of Investar and Interim Company has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Requisite Regulatory Approvals, to perform its obligations under this Agreement. Each of Investar and its Subsidiaries has taken all requisite corporate action necessary to authorize the execution, delivery and (provided the required regulatory and shareholder approvals are obtained) performance of this Agreement and the other agreements and documents contemplated by this Agreement to which it is a party. This Agreement has been duly and validly executed and delivered by Investar and Interim Company to CFG. Assuming due authorization, execution and delivery by CFG, this Agreement constitutes the legal, valid and binding obligations of Investar and Interim Company, enforceable against each in accordance with its terms and conditions, except as enforceability may be limited by the Enforceability Exceptions.
(B)    Subject to the receipt of any consents and approvals set forth in Section 4.03 and the expiration of related waiting periods, neither the execution, delivery or performance of this Agreement nor the consummation of the Contemplated Transactions, constitutes or will constitute (i) a breach or violation of any provision of the Constituent Documents of Investar or its Subsidiaries; (ii) a violation of any Legal Requirement applicable to Investar or its Subsidiaries or any of their respective properties or assets; or (iii) a breach or violation of, a conflict with, the loss of any benefit under, a default (or an event which, with notice or the lapse of time, or both, would constitute a default) under, an event of termination or cancellation under, an event giving rise to acceleration of the performance required by or rights or obligations under, or an event resulting in the creation of any Lien upon any of the properties or assets of Investar or its Subsidiaries under, any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization to which Investar or any of its Subsidiaries is a party, or by which it or any of its properties, assets or business activities may be bound or affected.
Section 4.03    Consents and Approvals. Except as disclosed in Section 4.03 of the Schedules, no approval, consent, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other third party is required to be made or obtained by Investar, Interim Company or Investar Bank in connection with the execution, delivery or performance of this Agreement or the completion by Investar, Investar Bank or Interim Company of the Contemplated Transactions. Investar has no Knowledge of any fact or circumstance related to it that would materially impede or delay receipt of any required regulatory approvals of the Mergers or the Contemplated Transaction.
Section 4.04    Investar Financial Statements. Investar has furnished or made available to CFG true and complete copies of the audited consolidated financial statements of Investar as of and for the years ended December 31, 2018, 2017 and 2016, including balance sheets and the related statements of income, comprehensive income, stockholders’ equity and cash flows, and the unaudited consolidated financial statements of Investar as of and for the nine (9) months ended September 30, 2019 (collectively, the “Investar Financial Statements”). The Investar Financial Statements and were prepared in accordance with the books of account and other financial records of Investar and Investar Bank, as applicable, and fairly present in all material respects the financial condition, results of operations and cash flows of Investar, on a consolidated basis, as of the dates thereof and for the periods covered thereby in accordance with GAAP (subject, in the case of the unaudited Investar Financial Statements, to the footnotes, statement of cash flows and normal year-end adjustments consistent with past practice that are, in the aggregate, immaterial in amount and substance), applied on a basis consistent during the periods involved.
Section 4.05    No Material Adverse Change. Since December 31, 2018, (i) Investar and Investar Bank have conducted their respective businesses in the ordinary and usual course consistent with safe and sound banking practices (except as otherwise required by this Agreement and excluding the incurrence of expenses related to this Agreement and the Contemplated Transactions), and (ii) no Material Adverse Change with respect to Investar or Investar Bank has occurred.
Section 4.06    Ability to Pay Merger Consideration. Investar will have available to it as of the business day prior to the Closing Date, funds sufficient to establish the Exchange Fund and pay all amounts required of it under this Agreement and to effect the Contemplated Transactions.
Section 4.07    Representations Not Misleading. No representation or warranty by Investar contained in this Agreement, nor any schedule furnished to CFG by Investar under and pursuant to, or in anticipation of this Agreement, contains or shall contain on the Closing Date any untrue statement of a material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which it was or shall be made, not misleading and such representations and warranties would continue to be true and correct following disclosure to any Governmental Authority having jurisdiction over Investar, any of its Subsidiaries or their respective properties of the facts and circumstances upon which they were based. No information material to the Contemplated Transactions, and that is necessary to make the representations and warranties herein contained not misleading, has been withheld by Investar.
Section 4.08    Compliance with Laws and Regulatory Filings.
(A)    Except as disclosed in Section 4.08(A) of the Schedules, Investar and each of its Subsidiaries has complied in all material respects with and is not in material default or violation under the Legal Requirements applicable to it, including all Banking Laws. Neither Investar nor any of its Subsidiaries has had material incidents of fraud involving Investar, any of its Subsidiaries or any of their respective officers, directors or Affiliates during the last two (2) years. Each of Investar and Investar Bank has timely and properly filed and maintained in all material respects all requisite Currency Transaction Reports and Suspicious Activity Reports and has systems that are designed to properly monitor transaction activity.
(B)    Each of Investar and Investar Bank has timely filed all reports, registrations, statements and other documents, together with any amendments required to be made thereto, that are required to be filed with the OCC and FRB, and such reports, registrations and statements as finally amended or corrected, are true and correct, in all material respects, and comply as to form with all Legal Requirements. Except as set forth in Section 4.08(B) of the Schedules, there is no unresolved violation, criticism or exception by any Governmental Authority with respect to any report relating to any examination of Investar or Investar Bank.
(C)    Except as set forth in Section 4.08(C) of the Schedules, neither Investar nor any of its Subsidiaries, or, to Investar’s Knowledge, director, officer, employee, agent or other Person acting on behalf of Investar or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Investar or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Investar or any of its Subsidiaries, (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Investar or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Investar or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Investar or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Investar or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Department of the Treasury.
(D)    Investar Bank is “well capitalized” as defined by applicable federal banking regulations, and its Community Reinvestment Act of 1977 rating is no less than “satisfactory.” Investar Bank has not been informed by any of its banking regulators that its regulatory status will change.
ARTICLE V
CONDUCT OF BUSINESS PENDING THE MERGERS
Section 5.01    Forbearances. Except as expressly contemplated by this Agreement or required by Legal Requirement, without the prior written consent of Investar (and any such consent shall not be unreasonably conditioned or delayed), CFG will not (and will cause each of its Subsidiaries not to):
(A)    enter into any new material line of business or change its lending, investment, underwriting, risk and asset liability management and other material banking and operating policies in any material respect;
(B)    open, close or relocate any branch office, or acquire or sell or agree to acquire or sell any branch office or deposit liabilities;
(C)    issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its capital stock or permit new shares of its stock to become subject to new grants;
(D)    issue, grant or accelerate the vesting of any option, restricted stock award, warrant, call, commitment, subscription, right to repurchase or agreement of any character related to the authorized or issued capital stock of CFG or Cheaha Bank, or any securities convertible its shares of such stock;
(E)    except with respect to the Pre-Closing Dividend, make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock (other than dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries) or directly or indirectly adjust, split, combine, redeem, reclassify, purchase of otherwise acquire, any shares of its stock;
(F)    sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances or other dispositions or discontinuances in the ordinary course of business consistent with past practice and in a transaction that, together with other such transactions, is not material to CFG or Cheaha Bank, taken as a whole;
(G)    acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith,

in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other Entity or enter into any other transaction, except in the ordinary course of business consistent with past practice and in a transaction that, together with other such transactions, is not material to it and its Subsidiaries, taken as a whole;
(H)    enter into, amend, renew or terminate any agreement of the type that is or would be required to be disclosed in Section 3.13(A) of the Schedules other than as contemplated by this Agreement, unless the agreement is to be performed in full prior to the Closing;
(I)    amend its Constituent Documents or those of its Subsidiaries;
(J)    implement or adopt any change in its accounting principles or policies, other than as may be required by GAAP or regulatory accounting principles;
(K)    knowingly take or omit to take any action that is reasonably likely to result in any of the conditions to the consummation of the Contemplated Transactions set forth in Sections 7.01 or 7.02 not being satisfied;
(L)    incur or guarantee any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice;
(M)    except as set forth in Section 5.01(M) of the Schedules, make any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or pay or agree or orally promise to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to or for the benefit of any of its directors, officers, employees or agents, or enter into any employment or consulting contract (other than in the ordinary course consistent with past practices or as contemplated by this Agreement) or other agreement with any director, officer or employee or adopt, amend in any material respect or terminate any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit‑sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or Employee Benefit Plan or agreement maintained by it for the benefit of its directors, employees or former employees, in each case except in the ordinary course of business and consistent with past practices, as contemplated by this Agreement and as may be required by Legal Requirements;
(N)    settle any Proceeding involving the payment by it of monetary damages or imposing a material restriction on the operations of CFG, Investar or any of their respective Subsidiaries;
(O)    mortgage, pledge or subject to Lien any of its property, business or assets, corporeal or incorporeal, except (i) statutory liens not yet delinquent, (ii) landlord liens, (iii) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purpose for which they are held, and (iv) pledges of assets to secure public funds deposits;
(P)    sell, transfer, lease to others or otherwise dispose of any of its material assets (except any sales or leases of property acquired by Cheaha Bank by foreclosure or otherwise, in each instance, in the ordinary course of business consistent with past practices) or cancel or compromise any debt or claim, or waive or release any right or claim of a value in excess of $25,000;
(Q)    make any capital expenditures or capital additions or betterments in excess of an aggregate of $25,000;
(R)    hire or employ any new employee with an annual salary exceeding $50,000, or hire or employ any Person for any newly created position;
(S)    sell or dispose of, or otherwise divest itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;
(T)    materially change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any early adoption date) or any Governmental Authority;
(U)    sell (other than for payment at maturity) or purchase any securities other than in the ordinary course of business with past practices;
(V)    make, commit to make, renew, extend the maturity of, or alter any of the material terms of any Loan in excess of $1,000,000 without Investar’s consent, which consent Investar will be deemed to have given unless it objects to the Loan within three (3) Business Days of receiving a notice from CFG identifying the proposed borrower, the loan amount, and the material Loan terms;
(W)    renew, extend the maturity of, or alter any of the material terms of any Loan which has been classified as, or, in the exercise of reasonable diligence by Cheaha Bank or any Governmental Authority with supervisory jurisdiction over Cheaha Bank, should have been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned,” “other assets especially mentioned,” “watch,” “pass/watch” or any comparable classifications by such Persons, in excess of $250,000;
(X)    make or commit to make a loan to any borrower with an outstanding loan agreement, note or borrowing arrangement with Cheaha Bank which has been classified as or, in the exercise of reasonable diligence by Cheaha or any Governmental Authority with supervisory jurisdiction over Cheaha Bank, should have been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned,” “other assets especially mentioned,” “watch,” “pass/watch” or any comparable classifications by such Persons;

(Y)    enter into any acquisitions or leases of real property, including new leases and lease extensions, excluding the acquisition of property acquired by Cheaha Bank by foreclosure or otherwise; or
(Z)    foreclose upon or otherwise acquire any commercial real property prior to receipt and approval by Investar of a Phase I environmental review thereof;
(AA)    excluding deposits and certificates of deposit, incur or modify any indebtedness for borrowed money, including Federal Home Loan Bank advances;
(BB)    prepay any indebtedness or other similar arrangements resulting in any prepayment penalty thereunder;
(CC)    issue a replacement of any certificate representing its securities except upon (i) written notice to Investar, (ii) presentation of a properly executed lost certificate affidavit in form reasonably satisfactory to Investar and (iii) if required by Investar, the delivery of an indemnity or surety bond in the amount of the consideration payable with respect to shares of CFG Common Stock represented therein;
(DD)    take or fail to take any action which would adversely affect or delay in any material respects the ability of Cheaha Bank or Investar to obtain any approvals from any regulatory agencies or other approvals required for consummation of the Contemplated Transactions or to perform its obligations and agreements under this Agreement; or
(EE)    enter into any contract, with respect to, or otherwise agree or commit to do, any of the foregoing.
Section 5.02    Affirmative Covenants. Except with the prior written consent of Investar, (and any such consent shall not be unreasonably conditioned or delayed), CFG will (and will cause each of its Subsidiaries to):
(A)    conduct its business (including, without limitation, the making of or agreeing to make any Loans or other extensions of credit) in the ordinary and usual course and use commercially reasonable efforts to preserve intact their organizations and assets and maintain their rights, franchises and authorizations and their existing relations with customers, suppliers, employees and business associates;
(B)    extend credit only in accordance with existing lending policies and promptly classify and charge-off loans and deposit accounts overdrawn and make appropriate adjustments to loss reserves in accordance with the Call Report Instructions and CFG’s policies and procedures as in effect as of the date of this Agreement;
(C)    obtain any approvals or consents required to maintain all existing material contracts, leases and documents relating to or affecting its assets, properties and business;
(D)    comply in all material respects with all Legal Requirements;

(E)    timely file all Tax Returns required to be filed by it and promptly pay all Taxes that become due and payable, except those being contested in good faith by appropriate Proceedings;
(F)    withhold from each payment made to each of its employees the amount of all Taxes required to be withheld therefrom and pay the same to the proper Governmental Authorities;
(G)    perform in all material respects all of its obligations under contracts, leases and documents relating to or affecting its assets, properties and business, except such obligations as it may in good faith reasonably dispute;
(H)    account for all transactions and prepare all CFG Financial Statements and Call Reports in accordance with GAAP and the Instructions for the Preparation of Call Reports as promulgated by applicable Governmental Authorities, respectively;
(I)    provide to Investar (A) a monthly loan report of Cheaha Bank that includes, without limitation, a report of all new, renewed, extended, modified and paid off loans, as well as monthly past due information, and (B) a monthly deposit report of Cheaha Bank;
(J)    promptly give written notice to Investar of (A) any material change in its business, operations or prospects; (B) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Governmental Authority having jurisdiction over CFG or any of its Subsidiaries; (C) the institution or threat of any Proceeding against CFG or any of its Subsidiaries; or (D) any event or condition that would reasonably be expected to cause any of the representations or warranties of CFG contained in this Agreement to be untrue in any material respect or which would otherwise cause a Material Adverse Change with respect to CFG;
(K)    maintain in full force and effect all insurance policies now in effect or renewals thereof and give all notices and present all claims under all insurance policies in due and timely fashion; and
(L)    timely file all reports required to be filed with all Governmental Authorities and observe and conform in all material respects to all Legal Requirements, except those being contested in good faith by appropriate Proceedings.
ARTICLE VI
COVENANTS
Section 6.01    Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each party will use commercially reasonable efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under all Legal Requirements, so as to permit consummation of the Contemplated Transactions as promptly as practicable, and each party will cooperate reasonably with, and furnish information to, the other party to that end.

Section 6.02    Litigation and Claims. Each party will promptly notify the other party in writing of any Proceeding pending or, to the Knowledge of such party, threatened against any party or its Subsidiaries that questions the validity of this Agreement or any other agreement contemplated by this Agreement or any action taken or to be taken by the parties or their respective Subsidiaries with respect hereto or thereto or seeks to enjoin or otherwise restrain the Contemplated Transactions or thereby.
Section 6.03    Corporate Approvals.
(A)    As soon as practicable following the date of this Agreement, CFG will prepare the Proxy Statement and any other proxy solicitation materials, in each case satisfying all applicable Legal Requirements, to be submitted to the shareholders of CFG in connection with the Shareholder Meeting. Each party will reasonably cooperate, and cause its Subsidiaries to reasonably cooperate, with the other party, its counsel and its accountants, in the preparation of the Proxy Statement and any supplements or amendments thereto. CFG will provide Investar and its counsel with a copy of the Proxy Statement prior to its being printed and mailed to CFG’s shareholders. Subject to Investar’s obligations to provide reasonable cooperation, CFG agrees to use commercially reasonable efforts to cause the Proxy Statement and all required amendments and supplements to the Proxy Statement to be mailed to the shareholders of CFG entitled to vote to the Shareholder Meeting, within forty-five (45) days following the date of this Agreement.
(B)    Each party will promptly notify the other party if at any time it becomes aware that the Proxy Statement contains any misstatement of a material fact or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. In such event, Investar will cooperate in the preparation of a supplement or amendment to such Proxy Statement which corrects such misstatement or omission, and CFG will mail an amended Proxy Statement to its shareholders.
(C)    CFG will use commercially reasonable efforts to cause the Shareholder Meeting to be convened and held within a reasonable time following date of this Agreement for the purpose of considering this Agreement and the Contemplated Transactions and for such other purposes as may be, in CFG’s reasonable judgment, necessary or desirable, and subject to Section 6.03(D), have its Board of Directors recommend approval of this Agreement and the Contemplated Transactions to CFG shareholders (the “CFG Recommendation”). Subject to Section 6.03(D), the board of directors of CFG shall use commercially reasonable efforts to obtain from the shareholders of CFG the required vote to approve the Contemplated Transactions, including by communicating to its shareholders its recommendation (and including such recommendation in the Proxy Statement) that they adopt and approve this Agreement and the Contemplated Transactions.
(D)    The CFG board of directors shall not withdraw, amend or modify in a manner adverse to Interim Company the CFG Recommendation (a “Change in Recommendation”) and will use its commercially reasonable efforts to obtain the necessary approvals by CFG’s shareholders of this Agreement and the Contemplated Transactions (the “CFG Shareholder

Approval”). Notwithstanding the foregoing, if CFG has complied with Section 6.07, the CFG board of directors may effect a Change in Recommendation and cease such efforts if CFG or any of its representatives receives an unsolicited bona fide Acquisition Proposal before the CFG Shareholder Approval that the CFG board of directors has (i) determined in its good faith judgment (after consultation with its outside legal counsel and, with respect to financial matters, its financial advisors) that such Acquisition Proposal constitutes or is reasonably expected to result in a Superior Proposal and (ii) determined in its good faith judgment (after consultation with its outside legal counsel) that the failure to effect a Change in Recommendation would be inconsistent with its fiduciary duties under applicable law.
Section 6.04    Consents and Approvals. Investar will use commercially reasonable efforts, and CFG will (and will cause Cheaha Bank to) reasonably cooperate with Investar at Investar’s request, to obtain all consents, approvals, authorizations, waivers or similar affirmations described in Section 4.03 of the Schedules. CFG will use commercially reasonable efforts, and Investar will reasonably cooperate with CFG at CFG’s request, to obtain all consents, approvals, authorizations, waivers or similar affirmations described in Section 3.08 of the Schedules.
Section 6.05    Public Disclosure. No party will issue any press release, written employee communication, written shareholder communication or other public disclosure of the existence, terms, conditions or status of this Agreement or the Contemplated Transactions without first consulting with the other party, nor will any party issue any such communication or make such public statement without the consent of the other party, which will not be unreasonably withheld, delayed or conditioned. Notwithstanding the foregoing, a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable under the circumstances), issue such communication or make such public statement as may be required by any Legal Requirement. Provided however, and subject to the foregoing, no later than four Business Days prior to the Effective Date and the proposed Closing Date, as applicable, Investar’s counsel shall provide Seller’s counsel with a copy of the proposed press release or any other public statement related to (i) the execution of this Agreement or (ii) the Closing, as applicable, and will not release any such press release or make such public statement without written consent from Seller’s counsel as to content of such releases/public statements.
Section 6.06    Access; Information.
(A)    Except as prohibited by any Legal Requirement, upon reasonable notice from Investar, CFG will (and will cause Cheaha Bank to): (i) afford Investar and its Representatives (including legal counsel, accountants and consultants) full access to its properties, books and records during normal business hours so that Investar may have the opportunity to continue to make such reasonable investigation as it will desire to make of the affairs of CFG and Cheaha Bank, and (ii) furnish Investar with such additional financial and operating data and other information as to its business and properties as Investar may, from time to time, reasonably request; provided, however, that Investar shall request permission for all such access reasonably in advance and all such access shall be conducted in a manner designed to minimize disruption to the normal business operations and employee or customer relations of CFG and Cheaha Bank. Neither CFG nor Cheaha Bank will be required to afford access to or disclose information that would jeopardize attorney-client privilege (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties), contravene any binding arrangement with any third party or violate any Legal Requirement.
(B)    Investar agrees that it will hold any information provided by CFG or Cheaha Bank or generated by Investar or its Representatives under Section 6.06(A) that is nonpublic and confidential to the extent required by, and in accordance with, the confidentiality provisions of that certain letter agreement regarding protection of Confidential Information (as defined therein) that has previously been entered into as between Investar and CFG (the “Confidentiality Agreement”).
(C)    No access by Investar to, or investigation by Investar of the business and affairs of, CFG or Cheaha Bank under this Section 6.06 or otherwise will affect or be deemed to modify or waive any representation, warranty, covenant or agreement of CFG in this Agreement or any Schedule delivered in accordance with this Agreement, the conditions to Investar’s obligation to consummate the Contemplated Transactions, or any remedies available to Investar under this Agreement.
Section 6.07    Acquisition Proposals.
(A)    Neither CFG, its Subsidiaries nor any of their respective directors, officers, agents or representatives shall directly or indirectly take any action to solicit, initiate, encourage or facilitate the making of any inquiries with respect to, or provide any information to, conduct any assessment of or negotiate with any other Person with respect to any Acquisition Proposal or any transaction which is reasonably expected to lead to an Acquisition Proposal.
(B)    Notwithstanding anything to the contrary in Section 6.07(A), if CFG has complied with Section 6.07(A) and CFG or any of its representatives receives an unsolicited bona fide Acquisition Proposal from a third party (the “Proposing Acquirer”) before the CFG Shareholder Approval that the CFG board of directors has (i) determined in its good faith judgment (after consultation with CFG’s outside legal counsel and, with respect to financial matters, its financial advisors) that such Acquisition Proposal constitutes or is reasonably expected to result in a Superior Proposal, and (ii) determined in its good faith judgment (after consultation with CFG’s outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, then CFG or its representatives may furnish information to and enter into discussions and negotiations with the Proposing Acquirer, provided that the Proposing Acquirer executes appropriate confidentiality agreement that is no less protective of CFG’s confidential information than the confidentiality provisions agreed to between CFG and Investar.
(C)    CFG agrees to notify Investar in writing within forty-eight (48) hours after receipt of an unsolicited Acquisition Proposal and provide reasonable detail as to the identity of the Proposing Acquirer and the material terms of the Acquisition Proposal. CFG will keep Investar reasonably informed of the status and material terms and conditions of any such Acquisition Proposal and of any material amendments thereto. CFG represents that as of the date of this Agreement, it is not engaged in any existing activities, discussions or negotiations with any third party that relates to any Acquisition Proposal, other than the Contemplated Transactions. CFG will, and will cause each of its Subsidiaries to, take the necessary steps to inform the appropriate persons referred to in this Section 6.07 of the obligations undertaken in this Section 6.07.
Section 6.08    Regulatory Applications.
(A)    Upon receipt of a written request therefor, CFG will (and will cause Cheaha Bank to) promptly furnish to Investar all information, data and documents concerning CFG and Cheaha Bank, including financial statements, required to be included in any application or statement to be made by Investar to, or filed by Investar with, any Governmental Authority in connection with the Contemplated Transactions, or in connection with any other transactions while this Agreement is pending, and CFG represents and warrants that all information so furnished for such statements and applications will be true and correct in all material respects.
(B)    CFG will (and will cause Cheaha Bank to) reasonably cooperate with Investar and Investar Bank to effect all filings and to obtain all permits, consents, approvals and authorizations of all Governmental Authorities necessary to consummate the Contemplated Transactions (the “Requisite Regulatory Approvals”), and Investar and Investar Bank will make all necessary filings in respect of those Requisite Regulatory Approvals within forty-five (45) days following the date of this Agreement. Investar will furnish to CFG a copy of the non-confidential portions of each such filing to be made in connection with the Contemplated Transactions with any Governmental Authority prior to filing. Investar will keep CFG apprised of the status of the Requisite Regulatory Approvals and will promptly provide CFG with all correspondence related to the Requisite Regulatory Approvals.
Section 6.09    Indemnification; Liability Insurance.
(A)    To the extent permitted by law, for a period of six (6) years following the Effective Time, Investar shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer or director of CFG or Cheaha Bank (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorney’s fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Investar which shall not be unreasonably withheld, delayed or conditioned) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part or arising in whole or in part out of the fact that such person is or was acting solely in his or her capacity as a director or officer of CFG or Cheaha Bank if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including, without limitation, the Contemplated Transactions), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent as would have been required under CFG’s Constituent Documents.

(B)    The rights to indemnification granted by this Section 6.09 shall be limited to the amount of the coverage provided under and the amounts covered by the Tail Coverage described in Section 6.09(D), and are subject to the limitation that amounts otherwise required to be paid by Investar to any Indemnified Party under this Section 6.09 will be reduced by any amounts that such Indemnified Party recovers from any third party, including any insurance company. Notwithstanding anything to the contrary in CFG’s Constituent Documents, Investar shall have no obligation to advance any expenses incurred or to be incurred by any Indemnified Party in (i) any claim, action, suit, proceeding or investigation brought by any Indemnified Party against CFG or Cheaha Bank (or its successor) in advance of the final disposition thereof, or (ii) any claim, action, suit, proceeding or investigation brought by CFG or Cheaha Bank (or its successor) against any Indemnified Party in advance of the final disposition thereof. The indemnification obligation of Investar under this Section shall further be subject to any limitation imposed from time to time under applicable Legal Requirements, including 12 U.S.C. 1828(k) and 12 C.F.R. Part 359, and any limitations contained in CFG’s Constituent Documents.
(C)    Any Indemnified Party wishing to claim indemnification under this Section 6.09, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Investar. In any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Investar shall have the right to assume the defense thereof and Investar shall not be liable to a Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by a Indemnified Party in connection with the defense thereof, except that if Investar elects not to assume such defense or counsel for the Indemnified Party and counsel for Investar are mutually of the opinion that there are issues which raise conflicts of interest between Investar and the Indemnified Party, then the Indemnified Party may retain counsel reasonably satisfactory to Investar, and Investar shall pay the reasonable and documented fees and expenses of such counsel for the Indemnified Party (which may not exceed one firm in any jurisdiction), (ii) the Indemnified Party shall cooperate in the defense of any such matter, and (iii) Investar shall not be liable for any settlement effected without its prior written consent which shall not be unreasonably withheld, delayed or conditioned; and (iv) Investar shall have no obligation hereunder if indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.
(D)    CFG shall obtain, and prior to the Closing Date will fully pay for, past acts and extended reporting period “tail” insurance coverage with a claims period of six (6) years from and after the Effective Time with respect to CFG’s and Cheaha Bank’s (i) current directors’ and officers’ insurance policy (or comparable coverage) for each of its directors and officers currently covered under comparable policies held by CFG and Cheaha Bank, (ii) employment practices liability insurance policy, (iii) current financial institutions bond (or comparable coverage) and (iv) bankers professional liability, errors and omissions and fiduciary liability insurance policies (“Tail Coverage”). In each case, the Tail Coverage will contain coverage, amounts, terms and conditions, no less advantageous to CFG and Cheaha Bank and their respective directors, officers and employees, as applicable, than the coverage in place as of the date of this Agreement.

Section 6.10    Notification of Certain Matters.
(A)    Investar will promptly notify CFG in writing if it becomes aware of any fact or condition that makes or shows to be untrue any representation or warranty made by Investar in, or any information disclosed on the Schedules provided to CFG by Investar under, this Agreement; reasonably would be expected to cause or constitute a breach of, of failure to comply with, any of the covenants or agreements of Investar contained in this Agreement; or reasonably would be expected to give rise, individually or in the aggregate, to the failure to occur of any closing condition under this Agreement. No information received by CFG under this Section 6.10(A) will affect or be deemed to modify or waive any representation, warranty, covenant or agreement of Investar in this Agreement, any Schedules delivered in accordance with this Agreement, any condition to CFG’s obligation to consummate the Contemplated Transactions or any remedies available to CFG under this Agreement.
(B)    CFG will promptly notify Investar in writing if it becomes aware of any fact or condition that makes or shows to be untrue any representation or warranty made by CFG in, or any information disclosed on the Schedules provided to Investar by CFG under, this Agreement; reasonably would be expected to cause or constitute a breach of, or failure to comply with, any of the covenants or agreements of CFG contained in this Agreement; or reasonably would be expected to give rise, individually or in the aggregate, to the failure to occur of any closing condition under this Agreement. No information received by Investar under this Section 6.10(B) will affect or be deemed to modify or waive any representation, warranty, covenant or agreement of CFG in this Agreement, any Schedules delivered in accordance with this Agreement, any condition to Investar’s obligation to consummate the Contemplated Transactions or any remedies available to Investar under this Agreement.
Section 6.11    Minutes of Director and Committee Meetings. CFG will provide Investar with the following relating to Board of Directors or senior management committee meetings held after the date of this Agreement: (i) minutes of each regular and special meeting of the board of directors of CFG or Cheaha Bank within ten (10) days of the meeting; and (ii) copies of the minutes of each regular and special meeting of any board or senior management committee of CFG or Cheaha Bank within ten (10) days after the date of the meeting. Any portion of the cited minutes may specifically exclude portions of such minutes devoted to the discussion of this Agreement, the Contemplated Transactions, an Acquisition Proposal or a Superior Proposal.
Section 6.12    Conforming Accounting Adjustments. If requested by Investar, CFG will (and will cause Cheaha Bank to), consistent with GAAP, immediately prior to Closing, make such accounting entries as Investar may reasonably request to conform the accounting records of CFG and Cheaha Bank to the accounting policies and practices of Investar and Investar Bank, respectively. No such adjustment will by itself constitute or be deemed to be a breach, violation or failure to satisfy any representation, warranty, covenant, condition or other provision or constitute grounds for termination of this Agreement or be an acknowledgment by CFG or Cheaha Bank of any adverse circumstances for purposes of determining whether the conditions to Investar’s obligations under this Agreement have been satisfied or that such adjustment has any bearing on the Per Share

Consideration or the Pre-closing Dividend to be paid to the shareholders of CFG. No adjustment required by Investar will require any prior filing with any Governmental Authority or violate any Legal Requirement applicable to CFG or Cheaha Bank.
Section 6.13    Financial Statements.
(A)    CFG will promptly furnish to Investar an unaudited balance sheet as of the end of each such calendar quarter after the date of this Agreement and year-to-date statement of income within thirty (30) days following the end of each calendar quarter after the date of this Agreement. In addition, CFG will cause Cheaha Bank to promptly furnish to Investar (i) each Call Report filed by Cheaha Bank after the date of this Agreement, as soon as such Call Report is available, and (ii) unaudited month-end balance sheet and year-to-date statement of income of Cheaha Bank, within fifteen (15) calendar days following the end of each calendar month after the date of this Agreement.
(B)    Each unaudited financial statement provided to Investar under Section 6.13(A) will be prepared from the books and records of CFG or Cheaha Bank, as applicable, and will fairly present, in all material respects, the financial condition and results of operations of such party at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis throughout the periods indicated, except that the unaudited financial statements may (i) omit the footnote disclosure required by GAAP and (ii) be subject to normal year-end audit adjustments required by GAAP. Each CFG Call Report filed by Cheaha Bank subsequent to the date of this Agreement will fairly present the financial position of Cheaha Bank and the results of its operations at the dates and for the periods indicated in compliance with all Legal Requirements.
(C)    On or before April 29, 2020, if the Effective Time shall not have occurred prior to such time, CFG will promptly furnish to Investar audited consolidated financial statements of CFG as of and for the years ended December 31, 2019, which fairly present, in all material respects, the financial condition and results of operations of CFG and its Subsidiaries on a consolidated basis as of December 31, 2019 and for the year then ended in conformity with GAAP applied on a consistent basis.
Section 6.14    Employee Matters.
(A)    Investar agrees that the employees of CFG or Cheaha Bank who continue their employment after the Effective Time (the “Continuing Employees”) will be entitled, subject to this Section 6.14, to either (i) continue participation in any continuing CFG Employee Plans or (ii) participate as newly hired employees in the employee benefit plans and programs maintained for employees of Investar and Investar Bank, in accordance with the respective terms of such plans and programs, and Investar will take all actions reasonably necessary or appropriate to facilitate coverage of the Continuing Employees in such plans and programs from and after the Effective Time. To the extent that Investar desires to maintain the effectiveness of any CFG Employee Plan, CFG will execute and deliver such instruments and take such other actions as Investar may reasonably require in furtherance of the transfer of such CFG Employee Plan to Investar on terms satisfactory to Investar and in accordance with all applicable Legal Requirements.
(B)    Each Continuing Employee will be entitled to credit for prior service with CFG or Cheaha Bank for all purposes under the employee welfare benefit plans and other employee benefit plans and programs (excluding vesting requirements under any stock incentive plan and severance for Continuing Employees who are terminated within six (6) months following the Effective Time, which severance is addressed in Section 6.14(C)) sponsored by Investar or Investar Bank (each, an “Investar Employee Plan”) to the extent permitted by such Investar Employee Plan and applicable Legal Requirements. Any eligibility waiting period and pre-existing condition exclusion applicable to such Investar Employee Plan will be waived with respect to each Continuing Employee and his or her eligible dependents. Investar will credit each Continuing Employee and his or her eligible dependents for the year during which coverage under Investar’s group health plan begins, with any deductibles, co-pays or out-of-pocket payments already incurred by such Continuing Employee during such year under the CFG’s group health plan.
(C)    Any Continuing Employee who is not a party to an employment, change in control or severance agreement or other separation agreement that provides a benefit on termination of employment, whose employment is terminated by Investar Bank (other than for cause) within six (6) months following the Effective Time, will receive a lump sum severance payment from Investar Bank in an amount equal to two weeks compensation at such employee’s base rate of compensation, multiplied by the number of whole years of service by such employee with CFG or Cheaha Bank as of the Effective Time (with a minimum of four (4) weeks of base salary and subject to a maximum of up to twenty-six (26) weeks of base salary), subject to the execution, return and non-revocation of a release of claims against Investar and its Affiliates in a form provided by Investar. For purposes of this Section, “cause” means any termination of employment due to the occurrence of one of more of the following events: (i) the employee’s willful refusal to comply in any material respect with the lawful employment policies of Investar and its Subsidiaries, (ii) the employee’s commission of an act of fraud, embezzlement or theft against Investar or any of its Subsidiaries, (iii) the conviction or plea of nolo contendere to any crime involving moral turpitude or a felony, or (iv) the failure to substantially perform the duties and responsibilities of his or her position with Investar Bank.
(D)    To the extent requested by Investar, CFG shall execute and deliver such instruments and take such other actions as Investar may reasonably require in order to cause the amendment or termination of any CFG Employee Plans on terms satisfactory to Investar and in accordance with applicable Legal Requirements and effective no later than the Closing Date. All resolutions, notices, or other documents issued, adopted or executed in connection with any such amendment or termination shall be subject to Investar’s reasonable prior review and approval, which shall not be unreasonably withheld.
Section 6.15    Voting Agreement. Simultaneously with the execution of this Agreement, each of the directors and executive officers of CFG and Cheaha Bank will execute a Voting

Agreement, the form of which is attached as Exhibit D, pursuant to which each agrees to vote all of their shares of CFG Stock in favor of the Contemplated Transactions.
Section 6.16    TRUPS Assumption. Investar will, and CFG will cooperate and assist CFG in CFG’s efforts pursuant to this Section 6.16 to, expressly assume or discharge, in Investar’s sole discretion, all of CFG’s obligations in respect of the Trust Preferred Issuance (including being substituted for CFG) and execute any and all documents, instruments and agreements, including any supplemental indentures, guarantees, or declarations of trust required by the terms of the Trust Preferred Issuance, or as may reasonably be requested by the trustees thereunder.
Section 6.17    Bank Merger Transaction. CFG will (and will cause Cheaha Bank to) cooperate to take all actions (including making all such filings) as may be reasonably necessary and appropriate to effectuate the Bank Merger, to be effective immediately following the effective time of the Second Step Merger or at such later time as Investar may determine.
Section 6.18    No Control. Nothing contained in this Agreement shall give Investar, directly or indirectly, the right to control or direct the operations of CFG or any of its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of CFG and Investar shall exercise, consistent with the terms of this Agreement, complete control and supervision over its and its Subsidiaries respective operations.
ARTICLE VII
CONDITIONS PRECEDENT
Section 7.01    Conditions to Each Party’s Obligation. The obligation of each party to consummate the Contemplated Transactions is subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:
(A)    This Agreement and the Contemplated Transactions will have been approved by the shareholders of CFG.
(B)    All Requisite Regulatory Approvals will have been obtained and will remain in full force and effect and all statutory waiting periods in respect thereof will have expired.
(C)    All consents and approvals listed in Section 4.03 and Section 3.08 of the Schedules will have been received and will remain in full force and effect.
(D)    No action will have been taken, and no Legal Requirement will have been promulgated, enacted, entered, enforced or deemed applicable to the Contemplated Transactions by any Governmental Authority, including the entry of a preliminary or permanent injunction, that would (i) make this Agreement or the Bank Merger Agreement, or the transactions contemplated hereby or thereby, illegal, invalid or unenforceable in any material respect, (ii) impose material limits on the ability of any party to this Agreement to consummate this Agreement or the Bank Merger Agreement, or the transactions contemplated hereby or thereby, (iii) result in the imposition of a Burdensome Condition or (iv) otherwise prohibit or restrain the Contemplated Transactions; and no Proceeding before any Governmental Authority will be instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (i) through (iv) above.
Section 7.02    Conditions to Obligation of Investar. The obligation of Investar to consummate the Contemplated Transactions is also subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:
(A)    The representations and warranties of CFG in this Agreement will be true and correct, in all material respects, as of the date of this Agreement and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which event it will be true and correct as of the specified date), except with respect to representations and warranties that are qualified by materiality, which will be true and correct in all respects.
(B)    The covenants and obligations of CFG to be performed or observed on or prior to the Closing Date under this Agreement will have been performed or observed in all material respects.
(C)    Not more than ten percent (10%) of the outstanding shares of the CFG Stock shall be Dissenting Shares.
(D)    Investar will have received from each of the directors and Executive Officers of CFG and each of its Subsidiaries an instrument dated as of the Closing Date to the effect that such director or Executive Officer, as applicable, releases any claims against CFG and each of its Subsidiaries (except to certain matters described therein), the form of which is attached as Exhibit B.
(E)    Each of the Support Agreements shall remain in full force and effect and shall have been complied with in all material respects.
(F)    Each of the Voting Agreements shall remain in full force and effect and shall have been complied with in all material respects.
(G)    Investar will have received a certificate, dated as of the Closing Date, executed by the Secretary of CFG, acting solely in his or her official capacity, certifying (i) the due adoption by the CFG board of directors of corporate resolutions attached to such certificate authorizing the Contemplated Transactions and the execution and delivery of this Agreement and the other agreements and documents contemplated by this Agreement; (ii) the approval by the shareholders of CFG of this Agreement and the Contemplated Transactions; (iii) that the copy of the Bylaws of CFG attached to such certificate is true and correct and such Bylaws have not been amended except as reflected in such copy; (iv) the incumbency and true signatures of those officers of CFG duly authorized to act on its behalf in connection with the Contemplated Transactions and to execute and deliver this Agreement and (v) the other agreements, documents and instruments contemplated by this Agreement; and a true and correct copy of the list of the shareholders of CFG as of the Closing Date.

(H)    Investar will have received a certificate, dated as of the Closing Date, executed by the Chief Executive Officer or other duly authorized Executive Officer of CFG, acting solely in his or her official capacity, certifying that the conditions to Closing described in Section 7.01 and Section 7.02 have been satisfied.
(I)    Investar will have received a certificate, dated as of the Closing Date, executed by the Secretary or an Assistant Secretary of Cheaha Bank, acting solely in his or her official capacity, certifying (i) the due adoption by the board of directors of Cheaha Bank of corporate resolutions attached to such certificate authorizing the Bank Merger and the execution and delivery of the Bank Merger Agreement; (ii) that the copy of the Bylaws of Cheaha Bank attached to such certificate is true and correct and such Bylaws have not been amended except as reflected in such copy; and (iii) the incumbency and true signatures of those officers of Cheaha Bank duly authorized to act on its behalf in connection with the Merger, the Bank Merger and to execute and deliver the Bank Merger Agreement and the other agreements, documents and instruments contemplated by this Agreement and the Bank Merger Agreement.
(J)    Investar will have received evidence reasonably satisfactory to Investar that all consents and approvals required to be obtained by each of CFG and Cheaha Bank to consummate the Contemplated Transactions, including, but not limited to, those listed in Section 3.08 of the Schedules have been obtained and are in full force and effect.
(K)    From the date of this Agreement through the Effective Time, there shall not have occurred a Material Adverse Effect with respect to CFG, nor shall any event have occurred that, with the lapse of time, is reasonably likely to cause or result in any Material Adverse Change with respect to CFG.
(L)    Investar will have received certificates of existence from the Secretary of State of the State of Alabama for each of CFG and Cheaha Bank and certificates of compliance from the Alabama Department of Revenue for each of CFG and Cheaha Bank.
(M)    Investar will have received such customary closing documents, certificates and instruments as are reasonably requested by Investar or its counsel.
Section 7.03    Conditions to Obligations of CFG. The obligations of CFG to consummate the Contemplated Transactions is also subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:
(A)    The representations and warranties of Investar in this Agreement being true and correct, in all material respects, as of the date of this Agreement and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which event it will be true and correct as of the specified date), except with respect to representations and warranties that are qualified by materiality, which are be true and correct in all respects.

(B)    The covenants and obligations of Investar to be performed or observed on or prior to the Closing Date under this Agreement having been performed or observed in all material respects.
(C)    CFG will have received a certificate, dated as of the Closing Date, executed by the Secretary of Investar, acting solely in his or her official capacity, certifying (i) the due adoption by the board of directors of Investar and of Investar Bank of corporate resolutions attached to such certificate authorizing the Contemplated Transactions and the execution and delivery of this Agreement and the other agreements and documents contemplated by this Agreement; and (ii) the incumbency and true signatures of those officers of Investar duly authorized to act on its behalf in connection with the Contemplated Transactions and to execute and deliver this Agreement and the other agreements, documents and instruments contemplated by this Agreement.
(D)    CFG will have received a certificate, dated as of the Closing Date, executed by the Secretary of Interim Company, acting solely in his or her official capacity, certifying (i) the due adoption by the board of directors of Interim Company of corporate resolutions attached to such certificate authorizing the First Step Merger and the execution and delivery of this Agreement and the other agreements and documents contemplated by this Agreement; and (ii) the incumbency and true signatures of those officers of Interim Company duly authorized to act on its behalf in connection with the First Step Merger and to execute and deliver this Agreement and the other agreements, documents and instruments contemplated by this Agreement.
(E)    CFG will have received a certificate, dated as of the Closing Date, executed by the Chief Executive Officer or other duly authorized executive officer of Investar, acting solely in his or her official capacity, certifying that the conditions to Closing described in Section 7.01 and Section 7.03 have been satisfied.
(F)    CFG will have received evidence reasonably satisfactory to CFG that all consents and approvals required to be obtained by Investar to consummate the Contemplated Transactions, including, but not limited to, those listed in Section 4.03 of the Schedules have been obtained and are in full force and effect.
(G)    CFG will have received good standing certificates for Investar and the Interim Company from the Secretary of State of the State of Louisiana
(H)    CFG shall have received such customary closing documents, certificates and instruments as are reasonably requested by CFG or its counsel.
ARTICLE VIII
TERMINATION AND ABANDONMENT
Section 8.01    Right of Termination. This Agreement may be terminated, and the Contemplated Transactions may be abandoned, at any time prior to the Effective Time, as follows, and in no other manner:

(A)    By the mutual written agreement of CFG and Investar.
(B)    By either Investar or CFG, if the Effective Time has not occurred by the close of business on June 30, 2020, or such later date as may be mutually agreeable to the parties; provided, however, that the right to terminate this Agreement under this Section 8.01(B) will not be available to any party whose failure to comply with its obligations under, or breach of any representation or warranty set forth in, this Agreement has resulted in, or principally caused, the failure of the Effective Time to occur on or before such date.
(C)    By either Investar or CFG, if any Requisite Regulatory Approval is denied by a final, nonappealable action of any Governmental Authority, or if Investar reasonably determines in good faith after consultation with its counsel that there is a substantial likelihood that any Requisite Regulatory Approval will not be obtained or will be obtained only upon a condition or requirement, excluding standard conditions that are normally imposed by the regulatory authorities in bank merger and acquisition transactions, that would, in the good faith reasonable judgment of the board of directors of Investar, materially and adversely affect the business, operations, financial condition, property or assets of the combined enterprise of Investar and CFG or materially impair the value of CFG to Investar (a “Burdensome Condition”).
(D)    By either Investar or CFG (provided that the party terminating this Agreement is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement), if there has been a material breach by the other party of any representation, warranty, covenant or agreement contained in this Agreement or in any Schedule or document delivered under this Agreement, or any such representation or warranty shall have become untrue after the date of this Agreement such that Section 7.03(A), with respect to CFG, or Section 7.02(A), with respect to Investar, would not be satisfied and such breach is not curable or, if curable, has not been cured within thirty (30) days after written notice of the breach is given by the non-breaching party to the breaching party.
(E)    By CFG at any time before the CFG Shareholder Approval if before such time, CFG receives an unsolicited bona fide Acquisition Proposal and the board of directors of CFG determines in its good faith judgment (after consultation with its outside legal counsel and with respect to financial matters its financial advisors), that (i) such Acquisition Proposal (if consummated pursuant to its terms and after giving effect to the payment of the Termination Fee (as defined herein) and any changes to this Agreement agreed to by Investar pursuant to Section 8.01(E)(ii)) is reasonably likely to lead to a Superior Proposal and (ii) the failure to terminate this Agreement and accept such Superior Proposal would be inconsistent with its fiduciary duties under applicable law; provided, however, that CFG may not terminate this Agreement under this Section 8.01(E) unless:
(i)    CFG has provided prior written notice to Investar at least three (3) Business Days in advance (the “Notice Period”) of terminating this Agreement, which notice advises Investar that the board of directors of CFG has received a Superior Proposal, specifies the material terms and conditions of such Superior

Proposal (including the identity of the Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act) making the Superior Proposal); and
(ii)    during the Notice Period, CFG negotiates, and causes its financial advisor and outside legal counsel to negotiate, with Investar in good faith (to the extent Investar desires to so negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal, and the board of directors of CFG considers such adjustments in the terms and conditions of this Agreement resulting from such negotiations and concludes in good faith after consultations with its financial advisors and the advice of its outside legal counsel that such Superior Proposal remains a Superior Proposal even after giving effect to the adjustments in the terms and conditions of this Agreement proposed by Investar.
If during the Notice Period any revisions are made to the Superior Proposal and the board of directors of CFG in its good faith judgment determines such revisions are material, CFG shall deliver a new written notice to Investar and shall comply with the requirements of this Section 8.01(E) with respect to such new written notice, except that the new Notice Period shall be two (2) Business Days. Termination under this Section 8.01(E) shall not be deemed effective until payment of the Termination Fee as required by Section 8.03.
(F)    By Investar if (i) CFG has breached its covenant contained in Section 6.07 prior to the termination of this Agreement in a manner materially adverse to Investar; (ii) the CFG board of directors resolves to accept a Superior Proposal; or (iii) the CFG board of directors effects a Change in Recommendation.
(G)    By either Investar or CFG if the CFG Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the CFG Meeting.
Section 8.02    Effect of Termination. Except as provided in Section 8.03, if this Agreement is terminated, neither party will have any further liability or obligation under this Agreement; provided, however, that termination will not relieve a party from any liability for any breach by it occurring prior to termination; and provided further, that Section 6.06(B), this Section 8.02, Section 8.03 and ARTICLE IX (other than Section 9.11) will survive any termination of this Agreement.
Section 8.03    Termination Fee. To compensate Investar for entering into this Agreement, taking actions to consummate the Contemplated Transactions and incurring the costs and expenses related thereto and other losses and expenses, including foregoing the pursuit of other opportunities by Investar, CFG and Investar agree as follows:
(A)    Provided that Investar is not in material breach of any covenant or obligation under this Agreement (which breach, if curable, has not been cured within fifteen (15) days following receipt of written notice thereof by CFG specifying in reasonable detail the basis of such alleged breach), if this Agreement is terminated by:

(i)    CFG under the provisions of Section 8.01(E), then CFG shall pay to Investar the sum of $1,235,000 (the “Termination Fee”) in immediately available funds;
(ii)    Investar under the provisions of Section 8.01(F), then CFG shall pay to Investar the Termination Fee in immediately available funds; and
(iii)    either Investar or CFG under the provisions of Section 8.01(G), if an Acquisition Proposal has been publicly announced, publicly disclosed or otherwise made known generally to CFG’s shareholders, or any Person shall have publicly announced an intention (whether or not conditional) to make such an Acquisition Proposal, if within twelve (12) months of the termination of this Agreement, CFG enters into an Acquisition Agreement with any Person with respect to any Acquisition Proposal or consummates any Acquisition Proposal (provided, that for purposes of the definition of “Acquisition Proposal” in this Section 8.03, the references to “twenty percent (20%)” in the definition of Acquisition Proposal below shall be deemed to be references to “fifty percent (50%)”), then CFG shall pay to Investar the Termination Fee in immediately available funds.
(B)    The payment of the Termination Fee shall be Investar’s sole and exclusive remedy with respect to termination of this Agreement as set forth in Section 8.03(A). For the avoidance of doubt, in no event shall the Termination Fee described in Section 8.03(A) be payable on more than one occasion.
(C)    Any payment required by Section 8.03 shall become payable within two (2) Business Days after receipt by the non-terminating party of written notice of termination of this Agreement; provided, however, that if the payment of the Termination Fee is required pursuant to Section 8.03(A)(iii), then such payment shall become payable on or before the date of execution by CFG of an Acquisition Agreement of consummation of an Acquisition Proposal.
ARTICLE IX
MISCELLANEOUS
Section 9.01    Definitions. In this Agreement, unless the context otherwise requires or unless otherwise specifically defined or provided in this Agreement:
“ABCL” has the meaning set forth in Section 1.01(A).
“ASBD” has the meaning set forth in Section 3.04(B).
“Acquisition Agreement” means any letter of intent, agreement in principle, memorandum of understanding, merger agreement, asset or share purchase or share exchange agreement, option agreement or any similar agreement related to any Acquisition Proposal.

“Acquisition Proposal” means any proposal (whether communicated to CFG or publicly announced to CFG’s shareholders) by any Person (other than Investar or any of its Affiliates) for an Acquisition Transaction involving CFG, any Subsidiary or any future Subsidiary of CFG, or any combination of such Subsidiaries, the assets of which constitute, or would constitute, twenty percent (20%) or more of the consolidated assets of CFG as reflected on CFG’s most recent consolidated statement of condition prepared in accordance with GAAP.
“Acquisition Transaction” means any transaction or series of related transactions (other than the Contemplated Transactions) involving: (i) any acquisition or purchase from CFG by any Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act), other than Investar or any of its Affiliates, of twenty percent (20%) or more in interest of the total outstanding voting securities of CFG or any of its Subsidiaries, or any tender offer or exchange offer that if consummated would result in any Person or Group (other than Investar or any of its Affiliates) beneficially owning twenty percent (20%) or more in interest of the total outstanding voting securities of CFG or any of its Subsidiaries, or any merger, consolidation, business combination or similar transaction involving CFG or any of its Subsidiaries pursuant to which the shareholders of CFG immediately preceding such transaction hold less than eighty percent (80%) of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to any such transaction) of such transaction; (ii) any sale or lease (other than in the ordinary course of business), or exchange, transfer, license, acquisition or disposition of twenty percent (20%) or more of the assets of CFG or any of its Subsidiaries; or (iii) any liquidation or dissolution of CFG or any of its Subsidiaries.
“Affiliate” means, with respect to any Entity, any other Entity that directly or indirectly controls, is controlled by or is under common control with such Entity. For purposes of this definition, the term “control” means the power to direct the management of such Entity through voting rights, ownership or contractual obligations.
“Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code.
“Articles of Merger” has the meaning set forth in Section 1.03.
“Bank Merger” has the meaning set forth in Section 1.07.
“Bank Merger Agreement” has the meaning set forth in Section 1.07.
“Banking Laws” means all laws and regulations applicable to the operations of federally insured financial institutions and their holding companies, including, without limitation, laws and regulations related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street

Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2010, the Real Estate Settlement Procedures Act, Regulation X, Flood Disaster Protection Act, Home Owners Equity Protection Act, Right to Financial Privacy Act, Unfair, Deceptive or Abusive Acts or Practices and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.
“Business Day” means any day other than a Saturday, a Sunday or a day on which banks are authorized or required to be closed in Baton Rouge, Louisiana or Oxford, Alabama.
“Burdensome Condition” has the meaning set forth in Section 8.01(C).
“Call Report” has the meaning set forth in Section 3.06.
“CFG” has the meaning set forth in the Preamble.
“CFG Employee Plan” has the meaning set forth in Section 3.27(A).
“CFG Financial Statements” has the meaning set forth in Section 3.05.
“CFG Personal Property” has the meaning set forth in Section 3.11.
“CFG Real Property” has the meaning set forth in Section 3.10(A).
“CFG Recommendation” has the meaning set forth in Section 6.03(C).
“CFG Shareholder Approval” has the meaning set forth in Section 6.03(D).
“CFG Stock” has the meaning set forth in the Recitals.
“Change in Recommendation” has the meaning set forth in Section 6.03(D).
“Cheaha Bank” has the meaning set forth in the Recitals.
“Claim” has the meaning set forth in Section 6.09(A).
“Closing” has the meaning set forth in Section 1.02.
“Closing Date” has the meaning set forth in Section 1.03.
“Code” means the Internal Revenue Code of 1986, as amended.
“Confidentiality Agreement” has the meaning set forth in Section 6.06(B).

“Constituent Documents” means, with respect to any Entity, its certificate or articles of incorporation, bylaws and any similar charter or other organizational documents.
“Contemplated Transactions” means the Holdco Mergers, the Bank Merger and the other transactions contemplated by this Agreement.
“Continuing Employees” has the meaning set forth in Section 6.14(A).
“Contract” has the meaning set forth in Section 3.13(A).
“Effective Time” has the meaning set forth in Section 1.03.
“Employee Benefit Plans” has the same meaning given that term under Section 3(3) of ERISA.
“Enforceability Exceptions” means any limitation imposed by any bankruptcy, insolvency, fraudulent conveyance, reorganization, receivership, moratorium or similar Legal Requirement affecting creditors’ rights and remedies generally and, with respect to enforceability, by general principles of equity, including principles of commercial reasonableness, good faith and fair dealing, regardless of whether enforcement is sought in a proceeding at law or in equity.
“Entity” means any corporation, firm, unincorporated organization, association, partnership, limited liability company, trust (inter vivos or testamentary), estate of a deceased, insane or incompetent individual, business trust, joint stock company, joint venture or other organization, entity or business, whether acting in an individual, fiduciary or other capacity, or any Governmental Authority.
“Executive Officer” means any officer of with a title of Senior Vice President or higher, including, without limitation, President, Chief Executive Officer, Chief Financial Officer and Senior Vice President.
“FDIC” has the meaning set forth in Section 3.04(B).
“First Step Articles of Merger” has the meaning set forth in Section 1.03.
“First Step Merger” has the meaning set forth in Section 1.01(A).
“First Step Surviving Corporation” has the meaning set forth in Section 1.01(A).
“FRB” has the meaning set forth in Section 3.04(B).
“GAAP” means generally accepted accounting principles as in effect from time to time in the United States.
“Governmental Authority” means any governmental body, whether administrative, executive, judicial, legislative, regulatory, or taxing, including any federal, state, county,

municipal or other government or governmental agency, arbitrator, authority, board, body, branch, bureau, or comparable agency or Entity, commission, corporation, court, department, instrumentality, mediator, panel, system or other political unit or subdivision or other Entity of any of the foregoing.
“Environmental Laws” has the meaning set forth in Section 3.21(B).
“ERISA” has the meaning set forth in Section 3.27(A).
“ERISA Affiliate” has the meaning set forth in Section 3.27(A).
“Exchange Fund” has the meaning set forth in Section 2.05(A).
“Hazardous Material” has the meaning set forth in Section 3.21(B).
“Holdco Mergers” has the meaning set forth in Section 1.01(B).
“Indemnified Parties” has the meaning set forth in Section 6.09(A).
“Intellectual Property” has the meaning set forth in Section 3.17.
“Interim Company” has the meaning set forth in the Preamble.
“Investar” has the meaning set forth in the Preamble.
“Investar Bank” has the meaning set forth in the Recitals.
“Investar Financial Statements” has the meaning set forth in Section 4.04.
“Investar Employee Plan” has the meaning set forth in Section 6.15.
“IRS” means the Internal Revenue Service.
“Knowledge” means with respect to a party, the actual knowledge, after reasonable inquiry, of the Chairman, the President, Chief Executive Officer or Chief Financial Officer of such party.
“LBCA” has the meaning set forth in Section 1.01(A).
“Legal Requirement” means collectively, with respect to a Person, any (A) federal, state, local, municipal or other constitution, law, ordinance, code, rule, regulation, statute, treaty, or administrative pronouncement having the force of law, (B) any order, judgment, decree, decision, ruling, writ, assessment, charge, stipulation, injunction or other determination of any Governmental Authority, or any arbitration award entered into by an arbitrator, in each case having competent jurisdiction to render such, or (C) other similar requirement enacted, adopted or promulgated by any Governmental Authority, in each case, that is binding upon or applicable to such Person, as amended, unless expressly specified otherwise.

“Lien” means any mortgage, lien (statutory or other) or encumbrance, or other security agreement, arrangement or interest, hypothecation, pledge or other deposit arrangement, assignment, charge, levy, executory seizure, attachment, garnishment, encumbrance (including any unallocated title reservations or any other title matters which impairs marketability of title), conditional sale, title retention or other similar agreement, arrangement, device or restriction, preemptive or similar right, any financing lease involving substantially the same economic effect as any of the foregoing, the filing of any financing statement under the Uniform Commercial Code or comparable Legal Requirement of any jurisdiction, restriction on sale, transfer, assignment, disposition or other alienation, or any option, equity, claim or right of or obligation to, any other Person, of whatever kind and character.
“Loan” has the meaning set forth in Section 3.19(A).
“Material Adverse Change” means, with respect to CFG or Investar, respectively, any event, change, occurrence or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a material and adverse effect on the financial condition, assets, capitalization, business or results of operations of CFG and its Subsidiaries, taken as a whole, or Investar and its Subsidiaries taken as a whole, as the case may be, or the ability of a party to timely perform its obligations under this Agreement, except for any such effects resulting from: (A) changes in GAAP or regulatory accounting principles generally applicable to banks or their holding companies; (B) any action taken by CFG or any of its Subsidiaries with the prior consent of Investar in accordance with this Agreement or the Contemplated Transactions; (C) changes in laws (or interpretations thereof) that were not publicly announced prior to the date of this Agreement; (D) the announcement of this Agreement and the Contemplated Transactions, and compliance with this Agreement on the business, financial condition or results of operations of the parties and their respective Subsidiaries, including the expenses incurred by the parties hereto in consummating the Contemplated Transactions; (E) general conditions in or changes generally affecting the banking industry or the geographic region in which the party operates, including changes in Legal Requirements or interpretations thereof by any Governmental Authority prevailing market rates of interest, credit availability or liquidity; (F) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; or (H) any failure, in and of itself, by a party to meet any internal projections, forecasts or revenue or earnings projections (it being understood that the facts giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect); except, with respect to clauses (A), (C), (E) and (F), to the extent that the effects of such changes or conditions disproportionately affect CFG and its Subsidiaries taken as a whole or Investar and its Subsidiaries taken as a whole, as the case may be, as compared to similarly situated banks and their holding companies located in the United States.

“Notice Period” has the meaning set forth in Section 8.01(E)(i).
“Paying Agent” has the meaning set forth in Section 2.05(A).
“Person” means any natural individual or any Entity.
“Pre-Closing Dividend” has the meaning set forth in Section 2.02.
“Proceeding” means any action, claim, demand, lawsuit, assessment, arbitration, judgment, award, decree, order, injunction, prosecution, investigation or claim for indemnification, or other proceedings before any Governmental Authority or arbitration.
“Proposing Acquirer” has the meaning set forth in Section 6.07(B).
“Proxy Statement” has the meaning set forth in Section 3.36.
“Representatives” means, when used with reference to a party, its directors, officers, employees, advisors, attorneys, accountants, consultants and other agents.
“Requisite Shareholder Approval” has the meaning set forth in Section 6.08(B).
“Shareholder Meeting” has the meaning set forth in Section 3.36.
“Second Step Merger” has the meaning set forth in Section 1.01(B).
“Schedules” means the confidential disclosure schedules supplementing the representations and warranties made by the parties under this Agreement.
“Subsidiary” means, when used with reference to an Entity, any corporation, a majority of the outstanding voting securities of which are owned directly or indirectly by such Entity or any partnership, joint venture or other enterprise in which any Entity has, directly or indirectly, a majority equity interest.
“Superior Proposal” means any bona fide written Acquisition Proposal which the CFG board of directors reasonably determines, in its good faith judgment based on, among other things, the advice of CFG’s outside counsel and its financial advisors, to be (i) more favorable from a financial point of view to the shareholders of CFG than the Holdco Mergers taking into account all terms and conditions of the Acquisition Proposal and (ii) reasonably capable of being consummated on the terms proposed, taking into account all legal, financial, regulatory (including the advice of CFG’s outside counsel regarding the potential for regulatory approval of any such proposal) and other aspects of such proposal and any other relevant factors permitted under applicable law; provided, that for purposes of the definition of “Superior Proposal,” the references to “twenty percent (20%)” and “eighty percent (80%)” in the definitions of Acquisition Proposal and Acquisition Transaction shall be deemed to be references to “fifty percent (50%).”
“Surviving Corporation” has the meaning set forth in Section 1.01(B).

“Tail Coverage” has the meaning set forth in Section 6.09(D).
“Tax” and “Taxes” mean all federal, state, local and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, value added, stamp, documentation, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Termination Fee” has the meaning set forth in Section 8.03(A)(i).
“Treasury Regulation” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury under the Code.
“Trust Preferred Issuance” has the meaning set forth in Section 3.35(A).
Section 9.02    Interpretation. The table of contents, headings and captions contained in this Agreement are for convenience of reference only and in no way define, describe, extend, or limit the scope or intent of this Agreement or any provision of this Agreement. When a reference is made in this Agreement to the Recitals or a Section or Schedule, such reference is to the Recitals to, a Section of, or Schedules to this Agreement unless otherwise indicated. Any agreement, instrument or statute defined or referred to in this Agreement or in any agreement or instrument that is referred to in this Agreement means such agreement, instrument or statute in effect as of the date of this Agreement unless the context in which the agreement, instrument or statute is used expressly provides otherwise. References to a Person are also to its successors and permitted assigns. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Each use of the masculine, feminine or neuter gender is deemed to include the other genders, and each use of the plural is deemed to include the singular, and vice versa, in each case as the context requires. This Agreement is the product of negotiation by the parties, having assistance of counsel and other advisors. The parties intend that this Agreement not be construed more strictly with regard to one party than with regard to the other. No provision of this Agreement is to be construed to require, directly or indirectly, any Person to take any action, or omit to take any action, which action or omission would violate any Legal Requirement. All references to days in this Agreement are to calendar days, unless the context expressly otherwise provides, except that any time period provided for in this Agreement that will end on a day other than a Business Day will extend to the next Business Day.
Section 9.03    Survival of Representations and Warranties. Except for those covenants and agreements expressly to be performed or observed after the Effective Time, the representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered under this Agreement will not survive the Effective Time.

Section 9.04    Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the Contemplated Transactions will be borne and paid by the party incurring the expense.
Section 9.05    Entire Agreement. This Agreement (and all related documents referenced in this Agreement, including the Schedules and Exhibits) constitutes the full understanding of the parties with respect to the subject matter hereof and thereof, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the Contemplated Transactions, and, except for the Confidentiality Agreement, supersedes all prior agreements, undertakings, negotiations and discussions, whether oral or written, of the parties with respect to the subject matter hereof and thereof. There are no warranties, representations, covenants, obligations or agreements between the parties, except as set forth in this Agreement (or any such related documents).
Section 9.06    Further Cooperation. Each party will, at any time and from time to time after the Closing, upon request by the other and without further consideration, do, perform, execute, acknowledge and deliver all such further acts, deeds, assignments, assumptions, transfers, conveyances, powers of attorney, certificates and assurances as may be reasonably required to fully consummate the Contemplated Transactions in accordance its terms.
Section 9.07    Severability. If any term or other provision of this Agreement is held to be illegal, invalid or unenforceable by any Legal Requirement, (A) such term or provision will be fully severable and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision were not a part of this Agreement; (B) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and (C) there will be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable. If any provision of this Agreement is so broad as to be unenforceable, the provision will be interpreted to be only as broad as is enforceable.
Section 9.08    Notices. All notices, requests, demands, and other communications required or permitted to be given under this Agreement will be in writing and delivered by hand, facsimile transmission, electronic mail (with acknowledgment of receipt by the recipient) or a nationally recognized overnight courier service (return receipt requested) as follows:
If to Investar or Interim Company:
Investar Holding Corporation
10500 Coursey Boulevard, 3rd Floor
Baton Rouge, Louisiana 70816
Attention:    Mr. John D’Angelo, President
Fax:    225-300-8617
E-mail:    john.dangelo@investarbank.com

With a copy to:
Fenimore, Kay, Harrison & Ford, LLP
812 San Antonio, Suite 600
Austin, Texas 78701
Attention:    Stephanie E. Kalahurka
Fax:    512-583-5940
E-mail:    skalahurka@fkhpartners.com
If to CFG:
Cheaha Financial Group Inc.
P.O. Box 7575
Oxford, Alabama 36203
Attention:     Shad Williams
Fax:    256-835-1026
Email:    swilliams@cheahabank.com

With a copy to:
Maynard, Cooper and Gale
1901 Sixth Avenue North
2400 Regions Harbert Plaza
Birmingham, Alabama 35203
Attention:    Jennifer R. McCain, Esq.
Fax:    205-714-6318
E-Mail:    jmccain@maynardcooper.com
or to such other address or fax number as a party may specify by notice given in accordance with this Section. Any notice given in accordance with this Agreement will be effective in the case of personal delivery or facsimile transmission, when delivered or received if received before 5:00 p.m. local time on a Business Day, or on the next Business Day if delivered or received on a day that is not a Business Day or after 5:00 p.m. local time on a Business Day; in the case of electronic mail, when acknowledged by the recipient; and in the case of nationally recognized overnight courier service, one (1) Business Day after delivery to the courier service together with all appropriate fees or charges and instructions for overnight delivered unless signature is required, if signature is required, then it shall be effective when delivered and signed for.
Section 9.09    Governing Law; Waiver of Right to Jury Trial. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF EACH PARTY SUBJECT TO THIS AGREEMENT WILL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF LOUISIANA WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS. EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS.

Section 9.10    Multiple Counterparts. This Agreement may be signed in multiple counterparts, each of which will be deemed an original, and all counterparts together will be deemed to be one and the same Agreement. A facsimile or electronic transmission in “PDF” format of a signed counterpart of this Agreement will be sufficient to bind the party or parties whose signature(s) appear thereon.
Section 9.11    Specific Performance. Each party acknowledges that the other party or parties would be irreparably damaged and would not have an adequate remedy at law for money damages in the event that the provisions contained in this Agreement were not performed in accordance with their respective terms or otherwise were materially breached. Therefore, each party agrees that, without the necessity of proving actual damages or posting bond or other security, the other party or parties will be entitled to seek a temporary or permanent injunction or injunctions to prevent breaches of such performance and to seek specific enforcement of such covenants in addition to any other remedy to which it may be entitled, at law or in equity.
Section 9.12    Attorneys’ Fees and Costs. Except as otherwise provided in this Agreement, if attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, the prevailing party will be entitled to recover from the non-prevailing party reasonable attorneys’ fees and costs incurred therein and determined by the court to be justified.
Section 9.13    Binding Effect; Assignment. Except as otherwise expressly provided in this Agreement, no party will assign this Agreement or any of its rights or obligations, in whole or in part, without the prior written consent of the other parties, and any such assignment made or attempted in violation of this Section will be void and of no effect. Subject to the foregoing, this Agreement will be binding upon and will inure to the benefit of the parties and their respective successors and permitted assigns.
Section 9.14    Third Parties. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties and their respective successors and permitted assigns. Nothing in this Agreement will act to relieve or discharge the obligation or liability of any third party to any party to this Agreement, nor will any provision give any third party any right of subrogation or action over or against any party to this Agreement.
Section 9.15    Amendment; Waiver; Extension. Except as prohibited by any Legal Requirement, Investar and CFG may by mutual agreement amend this Agreement, extend the time for the performance of any obligations or other acts of any other party to this Agreement, waive any inaccuracy in the representations and warranties contained in this Agreement or any Schedules provided in accordance with this Agreement, or waive compliance with any agreements or conditions contained in this Agreement by an instrument signed in writing by or on behalf of each party. No party to this Agreement will by any act (other than a written instrument) be deemed to have waived any right or remedy hereunder or to have acquiesced in any breach of any of the terms and conditions of this Agreement. No failure to exercise, nor any delay in exercising, any right, power or privilege hereunder by any party will operate as a waiver. No waiver of any provision, or any portion of any provision, of this Agreement will constitute a waiver of any other part of the provision or any other provision of this Agreement, nor will it operate as a waiver, or estoppels with respect to, any subsequent or other failure. Notwithstanding the foregoing, a party may unilaterally waive a right that is solely applicable to it.
Section 9.16    Disclosure Schedules; Supplements to the Disclosure Schedules.
(A)    Information contained in the Schedules qualifies the representations and warranties in the Section to which the particular Schedule relates (or makes cross-reference), as well as representations and warranties in other Sections of this Agreement, but only to the extent that the specific item on any such Schedule is reasonably apparent on its face as being applicable to such other Section(s).
(B)    Either of CFG and Investar may from time to time prior to the Closing, and each of CFG and Investar will at least five (5) days prior to the Closing, supplement the Schedules delivered by such party as of the date hereof with respect to any matter that (i) arises and becomes known by such party after the date of this Agreement and that would have been required or permitted to be set forth or described on the Schedules had such matter existed as of the date of this Agreement, and (ii) does not arise from a breach of this Agreement. No such supplemental disclosure will be deemed to have cured any breach of a representation or warranty made in this Agreement by such disclosing party unless the receiving party waives the breach in the manner set forth in this Agreement.
[SIGNATURE PAGES FOLLOW]

[INVESTAR AND INTERIM COMPANY SIGNATURE PAGE TO
AGREEMENT AND PLAN OF REORGANIZATION]
IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

INVESTAR HOLDING CORPORATION
By:	/s/ John J. D’Angelo
John J. D’Angelo
President and Chief Executive Officer

HIGH POINT ACQUISITION, INC.
By:	/s/ John J. D’Angelo
John J. D’Angelo
President and Chief Executive Officer

[CFG SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION]
IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by its duly authorized officer as of the date first above written.

CHEAHA FINANCIAL GROUP INC.
By:	/s/ Shad Williams
Shad Williams
President and Chief Executive Officer

EXHIBIT A
FORM OF BANK MERGER AGREEMENT
This AGREEMENT AND PLAN OF BANK MERGER (this “Bank Merger Agreement”), dated as of December 19, 2019, is by and between Investar Bank, National Association, a national banking association (“Investar Bank”) and Cheaha Bank, an Alabama banking corporation.
RECITALS
WHEREAS, Investar Holding Corporation (“Investar”), a Louisiana corporation and registered bank holding company for Investar Bank, High Point Acquisition, Inc., a Louisiana corporation and wholly owned subsidiary of Investar, and CFG have entered into that certain Agreement and Plan of Reorganization, dated as of December 19, 2019 (the “Reorganization Agreement”), providing for the acquisition of Cheaha Bank by Investar through the merger of CFG with and into Investar;
WHEREAS, Cheaha Bank is an Alabama banking association, duly organized and existing under the laws of the State of Alabama, having its principal office in the City of Oxford, County of Calhoun, State of Alabama, with authorized capital stock consisting of 5,000,000 shares of common stock, par value $1.00 per share (the “Cheaha Bank Stock”), 1,000 of which are issued and outstanding;
WHEREAS, Investar Bank is a national banking association duly organized and existing under the laws of the United States, having its principal office in the City of Baton Rouge, East Baton Rouge Parish, State of Louisiana, with authorized capital stock consisting of 40,000,000 shares of common stock, par value $1.00 per share (the “Investar Bank Stock”), of which 3,943,600 shares are issued and outstanding;
WHEREAS, a majority of the Boards of Directors of each of Cheaha Bank and Investar Bank, pursuant to the authority given by and in accordance with the provisions of Section 5-7A-40 of the Alabama Banking Code, Section 10A-2-11.01 et seq. of the Alabama Business and Nonprofit Entities Code and 12 U.S.C § 215a-1, have approved this Bank Merger Agreement pursuant to which Cheaha Bank is to be merged with and into Investar Bank (the “Merger”) and have authorized the execution hereof; and
WHEREAS, as and when required by the provisions of this Bank Merger Agreement, all such action as may be necessary or appropriate is to be taken by Cheaha Bank and Investar Bank in order to consummate the Merger.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing premises, Cheaha Bank and Investar Bank hereby agree that Cheaha Bank is to be merged with and into Investar Bank on the following terms and conditions:
1.Merger of Cheaha Bank and Investar Bank. At the Effective Time (as defined in Section 11 of this Bank Merger Agreement), Cheaha Bank will be merged with and into Investar Bank pursuant to Section 5-7A-40 of the Alabama Banking Code, Section 10A-2-11.01 et seq. of the Alabama Business and Nonprofit Entities Code and 12 U.S.C § 215a-1.

2.Effects of the Merger. The Merger will have the effects set forth under the National Bank Act and the Alabama Banking Code. At the Effective Time, Investar Bank will continue as the bank resulting from the Merger (the “Resulting Bank”), and the separate corporate existence of Cheaha Bank will cease. At the Effective Time, all rights, title and interests to all real estate and other property owned by each of Cheaha Bank and Investar Bank will be allocated to and vested in the Resulting Bank without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or encumbrances thereon. At the Effective Time, all liabilities and obligations of Cheaha Bank and Investar Bank will be allocated to the Resulting Bank, and the Resulting Bank will be the primary obligor therefor and no other party to the Merger will be liable therefor. At the Effective Time, a proceeding pending by or against either Cheaha Bank or Investar Bank may be continued as if the

Merger did not occur, or the Resulting Bank may be substituted in the proceedings. The name of the Resulting Bank will be “Investar Bank, National Association.” The existing main office of Investar Bank located at 7244 Perkins Road, Baton Rouge, Louisiana 70808, will be the main office of the Resulting Bank following the Merger, the branches of Investar Bank existing immediately before the Merger will remain branches of the Resulting Bank after completion of the Merger, and the existing main office and all branches of Cheaha Bank will become branch offices of the Resulting Bank after completion of the Merger.

3.Directors and Senior Executive Officers. The directors and officers of Investar Bank at the Effective Time shall be the directors and officers of the Resulting Bank at the Effective Time, and each of such persons shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Association and Bylaws of the Resulting Bank or as otherwise provided by law.

4.Articles of Association and Bylaws. The Articles of Association of Investar Bank will continue in effect as the Articles of Association of the Resulting Bank until the same will be amended and changed as provided by law. The Bylaws of Investar Bank will continue in effect as the Bylaws of the Resulting Bank until the same have been amended and changed as provided by law.

5.Manner and Basis of Converting Shares of Cheaha Bank Stock and Investar Bank Stock. At the Effective Time, by virtue of the Merger and without any action on the part of or any party as holder thereof,

(a)each share of Cheaha Bank Stock outstanding at the Effective Time shall cease to be outstanding, shall be cancelled and retired, and shall cease to exist; and

(b)each of the 3,943,600 shares of Investar Bank Stock issued and outstanding at the Effective Time shall remain issued and outstanding from and after the Effective Time and shall be the only issued and outstanding shares of capital stock of the Resulting Bank.

6.Stock Transfer Books. The stock transfer books of Cheaha Bank will be closed as of the close of business at the Effective Time, and no transfer of record of any of the shares of Cheaha Bank Stock will take place thereafter.

7.Shareholder Approval. This Bank Merger Agreement will be submitted for approval to the sole shareholders of each of Cheaha Bank and Investar Bank. Upon approval by the sole shareholders of each of Cheaha Bank and Investar Bank, this Bank Merger Agreement will be made effective in the manner provided in Section 11 hereof.

8.Conditions to Consummation of the Merger. All obligations of the parties under this Bank Merger Agreement are subject to the satisfaction (or waiver) of all conditions to the consummation of the transactions contemplated by the Reorganization Agreement.

9.Termination. This Bank Merger Agreement shall terminate and be abandoned upon termination of the Reorganization Agreement. Upon termination, the Bank Merger Agreement shall be void and of not further force and effect.

10.Waiver, Amendment and Modification. Any of the terms or conditions of this Bank Merger Agreement may be waived at any time, whether before or after action thereon by the shareholders of Cheaha Bank or Investar Bank, by the party that is entitled to the benefits thereof. This Bank Merger Agreement may be modified or amended at any time, whether before or after action thereon by the shareholders of Cheaha Bank or Investar Bank, by action of both Cheaha Bank and Investar Bank. Any waiver, modification or amendment of this Bank Merger Agreement must be in writing.

11.Effective Time. Subject to the terms and conditions specified in this Bank Merger Agreement and the Reorganization Agreement, and upon satisfaction of all requirements of law, the Merger will become effective at the date and time specified in the certification of the Merger to be issued by the Office of the Comptroller of the Currency, such time being herein called the “Effective Time.”

12.Multiple Counterparts. For the convenience of the parties hereto, this Bank Merger Agreement may be executed in multiple counterparts, each of which is to be deemed an original, and all counterparts hereof so executed by the parties hereto, whether or not such counterpart bears the execution of each of the parties hereto, is deemed to be, and is to be construed as, one and the same Bank Merger Agreement.  A telecopy or facsimile transmission of a signed counterpart of this Bank Merger Agreement is sufficient to bind the party or parties whose signature(s) appear thereon.

13.Governing Law. THIS BANK MERGER AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF LOUISIANA, AND TO THE EXTENT NOT INCONSISTENT WITH THE LAWS OF THE STATE OF LOUISIANA, THE LAWS OF THE UNITED STATES OF AMERICA. VENUE FOR ANY CAUSE OF ACTION ARISING OUT OF THIS BANK MERGER AGREEMENT WILL BE IN EAST BATON ROUGE PARISH, LOUISIANA.

14.Further Assurances. Each party hereto agrees from time to time, as and when requested by the other party hereto, or by its successors or assigns, to execute and deliver, or cause to be executed and delivered, all such deeds and instruments and to take or cause to be taken such further or other acts, either before or after the Effective Time, as may be deemed necessary or desirable in order to vest in and confirm to the Resulting Bank title to and possession of any assets of Cheaha Bank or Investar Bank acquired or to be acquired by reason of or as a result of the Merger and otherwise to carry out the intent and purposes hereof, and the officers and directors of the parties hereto are fully authorized in the name of their respective corporate names to take any and all such actions.

15.Assignment. This Bank Merger Agreement is binding upon and will inure to the benefit of the parties hereto and their respective successors and assigns, but no party to this Bank Merger Agreement may assign this Bank Merger Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other party. Any assignment made or attempted in violation of this Section 15 is void and of no effect.

16.Severability.  If any provision of this Bank Merger Agreement is held to be illegal, invalid or unenforceable under present or future laws, then (a) such provision is fully severable and this Bank Merger Agreement is to be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (b) the remaining provisions of this Bank Merger Agreement will remain in full force and effect and are not to be affected by such illegal, invalid or unenforceable provision or by its severance from this Bank Merger Agreement; and (c) there will be added automatically as a part of this Bank Merger Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.

17.Specific Performance. Each of the parties hereto acknowledges that the other parties would be irreparably damaged and would not have an adequate remedy at law for money damages in the event that any of the covenants contained in this Bank Merger Agreement were not performed in accordance with its terms or otherwise were materially breached. Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other party will be entitled to temporary or permanent injunction or injunctions to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which they may be entitled, at law or in equity.

18.Rules of Construction. Descriptive headings as to the contents of particular sections are for convenience only and do not control or affect the meaning, construction or interpretation of any provision of this Bank Merger Agreement. Each use herein of the masculine, neuter or feminine gender includes the other genders. Each use herein of the plural includes the singular and vice versa, in each case as the context requires or as it is otherwise appropriate.

19.Articles, Sections, Exhibits and Schedules. All articles and sections referred to herein are articles and sections, respectively, of this Bank Merger Agreement and all exhibits referred to herein are exhibits attached to this Bank Merger Agreement. Any and all schedules, exhibits, annexes, statements, reports, certificates or other documents or instruments referred to herein or attached hereto are incorporated herein by reference hereto as though fully set forth herein verbatim.

[Signature Page Follows]

[Signature Page to Agreement and Plan of Bank Merger]
IN WITNESS WHEREOF, Investar Bank and Cheaha Bank have caused this Bank Merger Agreement to be executed by their duly authorized officers as of the date first written above.

INVESTAR BANK, NATIONAL ASSOCIATION

By:
John J. D’Angelo
President and Chief Executive Officer

CHEAHA BANK

By:
Shad Williams
President and Chief Executive Officer

EXHIBIT B
FORM OF RELEASE
This RELEASE (this “Release”), dated as of December 19, 2019, is made by [•], (the “Releasor”), in favor of Cheaha Financial Group, Inc., an Alabama corporation (“CFG”).
RECITALS:
WHEREAS, the Releasor is a duly elected or appointed director or executive officer of CFG as of the date hereof;
WHEREAS, Investar Holding Corporation, a Louisiana corporation (“Investar”), High Point Acquisition, Inc., a Louisiana corporation and wholly owned subsidiary of Investar, and CFG, are parties to that certain Agreement and Plan of Reorganization dated as of December [], 2019 (as such agreement may be amended or supplemented from time to time, the “Reorganization Agreement”), pursuant to which CFG will merge with and into Investar, with Investar surviving the merger (the “Merger”); and
WHEREAS, it is a covenant of CFG pursuant to Section 7.02(D) of the Reorganization Agreement that the Releasor execute and deliver this Release as of the Closing Date to confirm the absence of, and release, any and all claims by the Releasor Persons (as defined below) other than the Reserved Claims (as defined below) against CFG and each of its Subsidiaries (as defined in the Reorganization Agreement) existing as of the date hereof.
NOW, THEREFORE, for and in consideration of the premises contained herein, the consummation of the transactions contemplated by the Reorganization Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned Releasor hereby agrees as follows:
1.Capitalized Terms. All capitalized terms not otherwise defined in this Release will have the meanings accorded them in the Reorganization Agreement.

2.Release; Related Matters.

(a)Effective as of the date hereof, the Releasor, on his own behalf and on behalf of his heirs, representatives, executors, and administrators (collectively, the “Releasor Persons”) irrevocably and unconditionally releases, waives and forever discharges CFG, each of its Subsidiaries and the respective successors of CFG and each of its Subsidiaries (each, a “Released Party” and collectively, the “Released Parties”) from any and all manners of actions, obligations, liabilities, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands of every type and nature whatsoever, liquidated or unliquidated, to the extent known, in law or equity (each a “Claim” and collectively, the “Claims”) relating to, arising out of or in connection with CFG, its Subsidiaries and their respective businesses or assets, including any Claims arising out of or resulting from the Releasor’s status, relationship, affiliation, rights, obligations or duties as a director, officer, employee or security holder of CFG or any of its Subsidiaries, as the case may be, for all periods through the date hereof; provided, however, that a Released Party is not released from any of its obligations or liabilities to the Releasor or other Releasor Person(s): (i) in connection with any accrued compensation and rights under any benefit plans or arrangements of CFG or any of its Subsidiaries existing as of the date hereof; (ii) as to any rights of indemnification and related benefits pursuant to any applicable law, the Reorganization Agreement, the articles of incorporation or bylaws of either CFG or any of its Subsidiaries, or otherwise, or to claim insurance coverage or to be defended under any insurance coverage, including without limitation any directors and officers insurance coverage which applies to or benefits directors and/or officers of CFG or its Subsidiaries and which applies to the Releasor or the other Releasor Persons; (iii) in connection with any deposits, loans or accounts of the Releasor or the other Releasor Persons at Cheaha Bank, an Alabama state bank and wholly-owned subsidiary of CFG, as of the date hereof; (iv) any Per Share Consideration to which the Releasor or the other Releasor Persons are entitled; and (v) any rights or claims of the Releasor or the other Releasor Persons under the Reorganization Agreement (collectively, the “Reserved Claims”).

(b)The Releasor represents and warrants that, in his or her capacity as a director, officer, employee or security holder of CFG and any of its Subsidiaries, as applicable, the Releasor has no knowledge of any Claims that the Releasor may have against the Released Parties other than the Reserved Claims. The Releasor further represents and warrants to the Released Parties that the Releasor is the sole owner of, and has not sold, assigned or otherwise transferred (with or without consideration) to any person, any Claims that would otherwise be released by this Release, but for such sale, assignment or transfer.

(c)The Releasor irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Released Party based upon any matter purported to be released hereby.
(d)Each Released Party hereby (a) irrevocably and unconditionally releases, waives and forever discharges the Releasor and the other Releasor Persons from all Claims relating to, arising out of or in connection with CFG, its Subsidiaries, their respective businesses and/or assets, including any Claims arising out of or resulting from the Releasor’s status, relationship, affiliation, rights, obligations and/or duties as a director, officer, employee or security holder of CFG or any of its Subsidiaries for all periods through the date hereof only and (b) irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced or instituted, any proceeding of any kind against any Releasor Persons based upon any matter released hereby; provided, however, that no Releasor Person is released from any of its obligations or liabilities to Cheaha Bank arising from any loan, extension of credit, commitment or other lending relationship.

3.No Admission. Neither the execution or the delivery of this Release, nor the performance of the terms hereof, by any of the parties to this Release will be considered an admission by any of them of any present or past wrongdoing or liability, and any and all such alleged admissions or liabilities are expressly denied by all of the parties to this Release.

4.Covenant Not To Sue. It is expressly intended and agreed that none of the parties to this Release will assert against any other party any claim based on the matters encompassed by this Release, other than with respect to the Reserved Claims.

5.Authority. The Releasor represents and warrants that he or she has full power and authority to enter into, execute and deliver this Release, all proceedings required to be taken to authorize the execution, delivery and performance of this Release and the agreements and undertakings relating hereto and the transactions contemplated hereby have been validly and properly taken and this Release constitutes a valid and binding obligation of the Releasor in the capacity in which executed. The Releasor further represents and warrants that he or she has entered into this Release freely of his or her own accord and without reliance on any representations of any kind or character not set forth herein.

6.Successors. This Release shall be binding upon the undersigned Releasor, the Releasor Persons and their respective heirs, executors, and administrators, and shall inure to the benefit of the Releasor, the Releasor Persons, the Released Parties and their respective successors, predecessors, parents, subsidiaries, affiliates and other related parties.

7.Governing Law; Construction. This Release and the rights and obligations of each party subject to this Release will be governed by, and construed and enforced in accordance with, the laws of the State of Alabama, without giving effect to any principles of conflicts of law. This Release is executed and delivered in connection with and under the Reorganization Agreement and will be construed as a part of the transactions contemplated by the Reorganization Agreement.

8.Entire Agreement; Amendment. This Release represents the entire understanding between the parties relating to the subject matter of the Release and supersedes all prior agreements and negotiations between the parties. This Release will not be amended, modified, or altered in any manner except in writing signed by the parties to this Release.

9.Severability; Modification. If any term or other provision of this Release is held by a court of competent jurisdiction to be illegal, invalid or unenforceable under present or future laws, (i) such term or provision will be fully severable and this Release will be construed and enforced as if such illegal, invalid or unenforceable provision were not a part of this Release; (ii) the remaining provisions of this Release will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Release; and (iii) there will be added automatically as a part of this Release a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable. If any provision of this Release is so broad as to be unenforceable, the provision will be interpreted to be only as broad as is enforceable.

10.Counterparts. This Release may be signed in multiple counterparts, each of which will be deemed an original, and all executed counterparts together will be deemed to be one and the same instrument. A facsimile or electronic scan in “PDF” format of a signed counterpart of this Release will be sufficient to bind the party or parties whose signature(s) appear thereon.

11.Termination of Agreement. This Release is executed and delivered contemporaneously with the execution and delivery of the Reorganization Agreement. This Release shall become effective only upon the consummation of the Merger. If Reorganization Agreement is terminated in accordance with its terms prior to consummation of the Merger, this Release shall not become effective but shall be null and void and of no force or effect.

[Signature Page Follows]

[Signature Page to Release]
IN WITNESS WHEREOF, the parties hereto have executed this Release as of the date first above written.

CHEAHA FINANCIAL GROUP

By:
Shad Williams
President and Chief Executive Officer

RELEASOR

EXHIBIT C
FORM OF SUPPORT AGREEMENT
This Director Support Agreement (this “Support Agreement”), dated as December 19, 2019 (the “Execution Date”), is made and entered into by and among, Investar Holding Corporation, a Louisiana corporation (“Investar”), Cheaha Financial Group, Inc., an Alabama corporation (“CFG”), and [•], an individual residing in the State of Alabama (the “Director”).
RECITALS
WHEREAS, contemporaneously with the execution of this Support Agreement, Investar, High Point Acquisition, Inc., a Louisiana corporation and wholly owned subsidiary of Investar, and CFG, are entering into that certain Agreement and Plan of Reorganization (as such agreement may be amended or supplemented from time to time, the “Reorganization Agreement”), providing for the acquisition of Cheaha Bank by Investar through the merger of CFG with and into Investar (the “Merger”).
WHEREAS, the Director is a director and shareholder of CFG, and will, as a result of his or her equity ownership in CFG, receive pecuniary and other benefits as a result of the Merger;
WHEREAS, the Director, as a director and shareholder of CFG and as a director of its wholly owned subsidiary, Cheaha Bank, an Alabama banking corporation, has had access to certain confidential information, including, without limitation, information concerning the business of CFG, Cheaha Bank and the other subsidiaries of CFG (collectively, the “CFG Entities”) and the relationships between the CFG Entities, their vendors and customers, and the CFG Entities’ status and relationship with peer institutions that compete with the CFG Entities;
WHEREAS, the Director, through his or her association with the CFG Entities, has obtained knowledge of the trade secrets, customer goodwill and proprietary information of the CFG Entities and their businesses, which trade secrets, customer goodwill and proprietary information constitute a substantial asset to be acquired by Investar;
WHEREAS, the Director recognizes that Investar’s entry into the Reorganization Agreement is dependent on the Director entering into this Support Agreement and, therefore, this Support Agreement is incident thereto; and
WHEREAS, any capitalized term not defined herein shall have the meaning set forth in the Reorganization Agreement.
NOW, THEREFORE, based upon the valuable consideration that the Director will receive as a shareholder and director of CFG as a result of the Merger, for the new confidential information the Director will be provided after the Execution Date and for other good and valuable consideration contained herein and in the Reorganization Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Director Support. The Director agrees to use his or her best efforts to refrain from harming the goodwill of Investar and the CFG Entities and their respective subsidiaries, affiliates or successors, and their respective customer and client relationships.

2.Director Covenants.

(a)Director acknowledges that he or she has received substantial, valuable consideration, including confidential trade secret and proprietary information relating to the identity and special needs of the CFG Entities’ current and prospective customers, the CFG Entities’ current and prospective services, the CFG Entities’ business projections and market studies, the CFG Entities’ business plans and strategies, and the CFG Entities’ studies and information concerning special services unique to the CFG Entities. Director further acknowledges and agrees that this consideration constitutes fair and adequate consideration for the execution of the non-solicitation restriction set forth below. Accordingly, other than in any capacity for or on behalf of

Investar or any subsidiary of Investar (or as otherwise permitted below), Director agrees that Director will not, directly or indirectly, individually or as an employee, partner, officer, director or shareholder or in any other capacity whatsoever:

(i)solicit the business of any person or entity who is a customer of any CFG Entity as of the date of this Support Agreement or as of the Closing Date on behalf of any other insured depository institution;

(ii)(A)    acquire any interest in (directly or indirectly), charter, operate or enter into any franchise or other management agreement with, any insured depository institution that has a location within a fifty (50) mile radius of any location of any of the CFG Entities (the “Noncompete Area”), provided, however, that Director may (1) retain any existing ownership interest in any insured depository institution as disclosed on Schedule 1 attached hereto, (2) acquire an ownership interest in any privately-held or publicly-traded depository institution, so long as that ownership interest does not exceed 10% of the total number of shares outstanding of that depository institution (unless such acquisition is through bequest or inheritance and is promptly disclosed to Investar in writing), and (3) invest in an existing mutual fund that invests, directly or indirectly, in such insured depository institutions;

(B)serve as an officer, director, employee, agent or consultant to any insured depository institution that has a location within the Noncompete Area; or

(C)establish or operate a branch or other office of an insured depository institution within the Noncompete Area; provided, however, that nothing in this Section 2(a)(ii) shall prevent Director from continuing to serve in his or her existing capacity with the insured depository institution(s) as listed on Schedule 1, attached hereto (Schedule 1 to list institution(s), position(s) currently held and dates of service in such position(s)); or

(iii)recruit, hire, assist others in recruiting or hiring, discuss employment with, or refer others concerning employment, any person who is, or within the twelve (12) months preceding the Closing Date was, an employee of CFG unless such person’s employment has been terminated by Investar prior to the time of such solicitation; but nothing in this Section 2(a)(iii) applies to employment other than in the financial services business.

Director may not avoid the purpose and intent of this Section 2(a) by engaging in conduct within the geographically limited area from a remote location through means such as telecommunications, written correspondence, computer generated or assisted communications, or other similar methods.
(b)If any court of competent jurisdiction should determine that the terms of this Section 2 are too broad in terms of time, geographic area, lines of commerce or otherwise, that court is to modify and revise any such terms so that they comply with applicable law.

(c)Director agrees that (i) this Support Agreement is entered into in connection with the sale to Investar of the goodwill of the business of the CFG Entities, (ii) Director is receiving valuable consideration for this Support Agreement, (iii) the restrictions imposed upon Director by this Support Agreement are essential and necessary to ensure Investar acquires the goodwill of the CFG Entities and (iv) all the restrictions (including particularly the time and geographical limitations) set forth in this Support Agreement are fair and reasonable.

3.Early Resolution Conference. This Support Agreement is understood to be clear and enforceable as written and is executed by both parties on that basis. However, should Director later challenge any provision as unclear, unenforceable, or inapplicable to any competitive activity that Director intends to engage in, Director will first notify Investar in writing and meet with an Investar representative and a neutral mediator (if Investar elects to retain one at its expense) to discuss resolution of any disputes between the parties. Director will provide this notification at least fourteen (14) days before Director engages in any activity on behalf of a competing business or engages in other activity that could foreseeably fall within a questioned restriction. If Director fails to comply with this requirement, Director waives his right to challenge the reasonable scope, clarity, applicability or enforceability of this Support Agreement and its restrictions at a later time.

4.Effective Dates; Termination. Section 2 of this Support Agreement shall become effective only upon the consummation of the Merger on the Closing Date; the remainder of this Support Agreement shall be effective as of the Effective Date of the Reorganization Agreement. This Support Agreement and all obligations hereunder will terminate on the earlier of (a) the date the Reorganization Agreement is terminated pursuant to its terms prior to the consummation of the Merger, or (b) the date that is eighteen (18) months after the Closing Date, provided that the obligations under Section 2(a)(ii) will automatically terminate twelve (12) months after the Closing Date.

5.Injunctive Relief. Investar and Director hereby acknowledge and agree that Investar and CFG will be irreparably damaged if this Support Agreement is not specifically enforced. Accordingly, Investar and CFG are entitled to injunctive relief restraining any violation of this Support Agreement by Director (without any bond or other security being required), or any other appropriate decree of specific performance. Such remedies are not to be exclusive and are in addition to any other remedy that Investar or CFG may have at law or in equity.

6.Assignability. Director may not assign its obligations under this Support Agreement without the prior written consent of Investar.

7.Parties Bound. This Support Agreement is binding upon and inures to the benefit of the parties hereto and their respective legal representatives, successors and assigns, except as otherwise expressly provided herein.

8.Applicable Law; Venue. This Support Agreement is to be construed under and according to the laws of the State of Alabama, without giving effect to any principles of conflicts of law. Venue for any cause of action arising from this Support Agreement will lie in Calhoun County, Alabama.

9.Legal Construction. If any of the provisions contained in this Support Agreement are for any reason held to be invalid, illegal or unenforceable in any respect, that provision is to be fully severable, such invalidity, illegality or unenforceability is not to affect any other provision hereof, and this Support Agreement is to be construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein, and the remaining provisions of this Support Agreement are to remain in full force and effect. Furthermore, in lieu of that illegal, invalid or unenforceable provision, there is to be added automatically as a part of this Support Agreement, a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be valid and enforceable.

10.Notice. Any and all payments (other than payments at the Closing), notices, requests, instructions and other communications required or permitted to be given under this Support Agreement after the date of this Support Agreement by any party hereto to any other party may be delivered personally or by nationally recognized overnight courier service or sent by mail or (except in the case of payments) by facsimile transmission or electronic mail, at the respective addresses or transmission numbers set forth below and is deemed delivered (a) in the case of personal delivery, facsimile transmission or electronic mail, when received; (b) in the case of mail, upon the earlier of actual receipt or five (5) Business Days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (c) in the case of an overnight courier service, one (1) Business Day after delivery to such courier service with and instructions for overnight delivery. The parties may change their respective addresses and transmission numbers by written notice to all other parties, sent as provided in this Section. All communications must be in writing and addressed as follows:

If to Investar:
Investar Holding Corporation
10500 Coursey Blvd. 3rd Floor
Baton Rouge, Louisiana 70816
Attn: Mr. John D’Angelo
Fax: (225) 300-8617

Electronic mail: john.dangelo@investarbank.com
If to CFG (prior to the Closing Date):
Cheaha Financial Group, Inc.
1320 Highway Drive
Oxford, Alabama 36203Attention: Shad Williams
Fax: 256-835-1026
Electronic mail: swilliams@cheahabank.com

If to the Director, at the address set forth under the Director’s signature page hereto; or to such other address or to such other Person as any party hereto has last designated by notice to the other parties in accordance herewith. “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in Baton Rouge, Louisiana.
11.No Delay, Waiver, Etc. No delay on the part of the parties hereto in exercising any power or right hereunder is to operate as a waiver thereof; nor is any single or partial exercise of any power or right hereunder to preclude other or further exercise thereof or the exercise of any other power or right.

12.Modification. No amendment of this Support Agreement is effective unless contained in a written instrument signed by the parties hereto.

13.Headings. The descriptive headings of the sections of this Support Agreement are inserted for convenience only and do not constitute a part of this Support Agreement.

14.Counterparts. This Support Agreement may be executed simultaneously in multiple counterparts, each of which will be deemed an original, but all of which shall constitute one and the same instrument. An electronic scan in “PDF” format of a signed counterpart of this Support Agreement delivered by electronic mail or otherwise will be sufficient to bind the party or parties whose signature(s) appear thereon.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Support Agreement to be duly executed as of the date first written above.

INVESTAR HOLDING CORPORATION

By:
John J. D’Angelo
President and Chief Executive Officer

CHEAHA FINANCIAL GROUP

By:
Shad Williams
President and Chief Executive Officer

DIRECTOR

Name:

Notice Address:

Electronic mail:

[Signature Page to Support Agreement]

SCHEDULE 1

[•]

EXHIBIT D
FORM OF VOTING AGREEMENT
This Voting Agreement (this “Voting Agreement”), dated as of December 19, 2019, is executed by and among Investar Holding Corporation (“Investar”), a Louisiana corporation, Cheaha Financial Group, Inc. (“CFG”), an Alabama corporation, and the persons who are signatories hereto (each a “Shareholder” and collectively the “Shareholders”).
RECITALS:
WHEREAS, contemporaneously with the execution of this Voting Agreement, Investar, High Point Acquisition, Inc., a Louisiana corporation and wholly owned subsidiary of Investar (“Interim Company”), and CFG are entering into that certain Agreement and Plan of Reorganization (as such agreement may be amended or supplemented from time to time, the “Reorganization Agreement”), pursuant to which CFG will be merged with and into Investar, with Investar as the surviving entity (the “Merger”);
WHEREAS, applicable law requires that the Reorganization Agreement and the Merger be approved by the Shareholders of CFG;
WHEREAS, as a condition and inducement to Investar’s willingness to enter into the Reorganization Agreement, Investar requires that this Voting Agreement be executed by the undersigned Shareholders, contemporaneously with the execution of the Reorganization Agreement, providing that, subject to the terms hereof, each such Shareholder will vote his or her shares of CFG Stock in favor of approval of the Reorganization Agreement and the transactions contemplated thereby;
WHEREAS, Investar and CFG are relying on this Voting Agreement in incurring expenses in their continuing review of CFG’s business, in preparing the Proxy Statement for the shareholders of CFG, in proceeding with the filing of applications for regulatory approvals and in undertaking other actions necessary for the consummation of the Merger; and
WHEREAS, any capitalized term not defined herein shall have the meaning set forth in the Reorganization Agreement.
NOW, THEREFORE, in consideration of the substantial expenses that Investar will incur in connection with the transactions contemplated by the Reorganization Agreement and to induce Investar to execute the Reorganization Agreement and to proceed to incur such expenses, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby, severally and not jointly or in solido, agree as follows:
1.Ownership of Shares. Each of the Shareholders hereby severally represents and warrants to Investar and CFG that such Shareholder is the registered owner or beneficial owner of, or has full voting power with respect to, the number of shares of the CFG Stock set forth below the Shareholder’s name on the signature page of this Voting Agreement (the “Shares”). While this Voting Agreement is in effect, each Shareholder shall not, directly or indirectly, (a) sell or otherwise dispose of or encumber prior to the record date for the CFG shareholders’ meeting referred to in Section 6.03 of the Reorganization Agreement (the “CFG Shareholders Meeting”) any or all of his or her Shares, except for transfers by operation of law, by will, pursuant to the laws of descent and distribution or as a result of a court order or proceeding, or (b) deposit any of his or her Shares into a voting trust or enter into a voting agreement or arrangement with respect to any of his or her Shares or grant any proxy with respect thereto, other than to other members of the CFG board of directors for the purpose of voting to approve the Reorganization Agreement and the transactions contemplated thereby or as provided herein. Any transfer or other disposition in violation of the terms of this Section 1 shall be null and void and of no effect.

2.Voting for Reorganization Agreement. Each Shareholder hereby agrees during the term of this Voting Agreement to vote his or her Shares, and any additional shares of CFG Stock acquired by such Shareholder after the date hereof and prior to the CFG Shareholders’ Meeting, in favor of the approval and adoption of the Reorganization Agreement and the transactions contemplated thereby at the CFG Shareholders’ Meeting.

3.Acquisition Proposals. Each Shareholder, solely in his or her capacity as a shareholder and without limiting in any way his or her ability to exercise his or her duties as a director or an officer of CFG or its wholly owned subsidiary, Cheaha Bank, an Alabama state bank, or otherwise to take any action permitted by the Reorganization Agreement (i) shall not invite or seek any Acquisition Proposal, support (or suggest that anyone else should support) any Acquisition Proposal that may be made, or ask the CFG board of directors to consider, support or seek any Acquisition Proposal, or otherwise take any action designed to make any Acquisition Proposal more likely; and (ii) meet or otherwise communicate with any Person that has made or is considering making an Acquisition Proposal or any representative of such Person after becoming aware that the Person has made or is considering making an Acquisition Proposal.

4.Reliance of Parties. Investar and CFG each represent to each Shareholder that it is relying on this Voting Agreement in incurring expenses in continuing to review CFG’s business, in preparing the Proxy Statement, in proceeding with the filing of applications for regulatory approvals, and in undertaking other actions necessary for the consummation of the Merger. Each Shareholder and CFG acknowledges that the performance of this Voting Agreement is intended to benefit Investar.

5.Term. This Voting Agreement shall continue in effect until the earlier to occur of (a) the termination of the Reorganization Agreement in accordance with its terms or (b) the consummation of the Merger.

6.Director and Officer Duties. Nothing in this Voting Agreement shall be deemed to restrict any Shareholder from taking any action in his or her capacity as a director or officer of CFG or Cheaha Bank that such Shareholder shall believe is necessary to fulfill such Shareholder’s duties and obligations as a director or officer (if applicable).

7.Authority and Enforceability. Each Shareholder has the legal capacity, power and authority to enter into and perform all of the Shareholder’s obligations under this Voting Agreement. This Voting Agreement has been duly and validly executed and delivered by the Shareholder and constitutes the legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms except as the enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors rights. If the Shareholder is married and the Shareholder’s Shares constitute community property, this Voting Agreement has been, to the extent necessary, duly authorized, executed and delivered by, and, if so executed, constitutes a valid and binding agreement of, the Shareholder’s spouse, enforceable against such person in accordance with its terms subject to the foregoing exception.

8.Dissenters’ Rights. Each Shareholder confirms his or her knowledge of the availability of appraisal rights of CFG’s shareholders under the Alabama Business Corporation Law with respect to the Merger and has reviewed or had the opportunity to review the applicable statutory provisions related to appraisal rights. Each Shareholder agrees not to exercise any appraisal rights that the Shareholder may now or hereafter have with respect to any Shares.

9.Amendment. This Voting Agreement may not be modified, amended, altered or supplemented with respect to a particular Shareholder except upon the execution and delivery of a written agreement executed by Investar, CFG and such Shareholder.

10.Counterparts. This Voting Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. An electronic scan in “PDF” format of a signed counterpart of this Voting Agreement delivered by electronic mail or otherwise will be sufficient to bind the party or parties whose signature(s) appear thereon.

11.Entire Agreement. This Voting Agreement, together with the Reorganization Agreement and the other agreements contemplated thereby, embody the entire agreement and understanding of the parties hereto in respect to the subject matter contained herein. This Voting Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter contained herein.

12.Notices. All notices, requests, demands and other communications required or permitted hereby shall be in writing and shall be delivered to the addresses of the parties hereto set forth below their signature on the signature pages hereof (or to such other address as any party may have furnished to the others in writing in accordance herewith) ) either personally, by nationally recognized overnight courier service or sent by mail or by electronic mail, and all such communications are deemed delivered (a) in the case of personal delivery or electronic mail, when received; (b) in the case of mail, upon the earlier of actual receipt or five (5) Business Days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (c) in the case of an overnight courier service, one (1) Business Day after delivery to such courier service with instructions for overnight delivery. “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in Baton Rouge, Louisiana.

13.Equitable Relief. Each Shareholder recognizes and acknowledges that a breach by such Shareholder of any covenants or agreements contained in this Voting Agreement will cause Investar to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore the parties hereto agree that, in the event of any such breach, Investar shall be entitled to seek the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity. No Shareholder shall be responsible or liable for a breach of this Agreement by any other Shareholder(s).
14.Governing Law; Venue. This Voting Agreement shall be governed by and construed in accordance with the laws of the State of Alabama, without giving effect to any principles of conflicts of law.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date above written.

INVESTAR HOLDING CORPORATION

By:
Name:	John J. D’Angelo
Title:	President and Chief Executive Officer

Address:	Investar Holding Corporation
10500 Coursey Blvd. 3rd Floor
Baton Rouge, Louisiana 70816

[Investar Signature Page to Voting Agreement]

CHEAHA FINANCIAL GROUP, INC.

By:
Name:	Shad Williams
Title:	President and Chief Executive Officer

Address:	Cheaha Financial Group, Inc.
1320 Highway Drive
Oxford, Alabama 36203

[CFG Signature Page to Voting Agreement]

SHAREHOLDER:

Address for Shareholder:

Name:
	Number of Shares:	Common

[Shareholder Signature Page to Voting Agreement]

EXHIBIT E
FORM OF FIRST STEP MERGER AGREEMENT
THIS FIRST STEP PLAN OF MERGER (this “Plan”) dated as of December 19, 2019 is by and between Cheaha Financial Group, Inc., Oxford, Alabama, an Alabama corporation (“CFG”), and High Point Acquisition, Inc., Baton Rouge, Louisiana, a Louisiana corporation (“Interim Company,” and together with CFG, the “Merger Entities”).

RECITALS

WHEREAS, CFG and Interim Company are parties to that certain Agreement and Plan of Reorganization, dated as of December 19, 2019, (the “Reorganization Agreement”) by and among CFG, Interim Company and Investar Holding Corporation, a Louisiana corporation and sole shareholder of Interim Company (“Investar”), of which this Plan is a material component thereof;

WHEREAS, the Reorganization Agreement provides for the merger of Interim Company with and into CFG, with CFG surviving such merger (the “First Step Merger”);

WHEREAS, as a result of the First Step Merger, CFG shall become the wholly-owned subsidiary of Investar;

WHEREAS, the respective boards of directors of each of CFG and Interim Company have determined that this Plan is in the best interests of their respective constituencies, and have each unanimously approved the Plan and the First Step Merger.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereto agree as follows:

1.    First Step Merger.

(a)    Pursuant to the provisions of Section 10A-2-11.01 et seq. of the Alabama Business Corporation Law (“ABCL”) and Section 12:1-1101 et seq. of the Louisiana Business Corporation Act, Interim Company shall be merged with and into CFG, with CFG as the surviving company (the “First Step Surviving Company”) in the First Step Merger. As of the Effective Time (as defined herein), the separate corporate existence of Interim Company shall cease.

(b)    At the Effective Time, for all purposes of the laws of the State of Louisiana and Alabama, the First Step Surviving Company shall be considered the same business and corporate entity as the Merging Entities and thereupon and thereafter, and without any order or other action on the part of any court or otherwise, shall possess all the property (real, personal, and mixed) rights, privileges, powers, interests, and franchises of the Merging Entities, and shall be subject to all the restrictions, debts, liabilities and obligations of the Merging Entities, and shall have succeeded to all of Interim Company’s relationships, fiduciary or otherwise, property rights (real, personal, and mixed), and all debts due to Interim Company on whatever account, as well for all other things and actions or belonging to Interim Company to the same extent as if each of such interest had been originally acquired, incurred or entered into by the First Step Surviving Company. In addition, any reference to Interim Company in any contract, will, lease, deed or other document, whether executed or taking effect before or after the Effective Time, shall be considered a reference to the First Step Surviving Company if not inconsistent with the other provisions of the contract, will, lease, deed or other document; and any pending action or other judicial proceeding to which Interim Company is a party shall not be deemed to have abated or to have been discontinued by reason of the First Step Merger, and the First Step Surviving Company may be substituted as a party to such action or other judicial proceeding, and any judgment, order or decree against Interim Company may be rendered against the First Step Surviving Company as it would have been rendered against Interim Company if the First Step Merger had not occurred.

2.     Effective Time of the First Step Merger. The First Step Merger shall become effective on the day and time that the Articles of Merger reflecting the First Step Merger become effective with the Secretary of State of the State of Alabama (the “Effective Time”).

3.     The Surviving Company. Following the Effective Time:

(a)    The name of the First Step Surviving Company shall be “Cheaha Financial Group, Inc.”

(b)    The Articles of Incorporation of the First Step Surviving Company shall be the Articles of Incorporation of CFG in effect immediately prior to the Effective Time. The Bylaws of the First Step Surviving Company shall be the Bylaws of CFG in effect immediately prior to the Effective Time.

4.    Conversion of Shares. As a result of the First Step Merger

(a)Each share of the common stock of CFG, par value 0.01 per share, issued and outstanding at the Effective Time shall cease to be outstanding, shall be cancelled and retired, shall cease to exist and shall only represent the right to receive an amount of cash equal to $80.00 per share (the “Per Share Consideration”), or, in the case of a holder of CFG common stock who dissents from the First Step Merger in compliance with applicable provisions of the ABCL, such payment in respect of his or her shares of CFG common stock as provided by the ABCL; and

(b)The sole share of common stock, $1.00 par value per share, of the Interim Company (the “Interim Company Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of the common stock of the First Step Surviving Company, which share shall remain outstanding and held by Investar from and after the Effective Time, and shall not be entitled to receive any Per Share Consideration.

5.    Conditions Precedent to the First Step Merger. All obligations of the parties under this Plan are subject to the satisfaction (or waiver) of all conditions to the consummation of the transactions contemplated by the Reorganization Agreement.

6.    Miscellaneous.

(a)    This Plan shall terminate and be abandoned upon termination of the Reorganization Agreement. Upon termination, this Plan shall be void and of not further force and effect.

(b)    This Plan may be amended by a subsequent writing signed by the parties hereto upon the approval of their respective boards of directors.

(c)    This Plan shall be governed by and construed in accordance with the laws of the State of Alabama.

(d)    This Plan may be executed simultaneously in multiple counterparts, each of which will be deemed an original, but all of which shall constitute one and the same instrument. An electronic scan in “PDF” format of a signed counterpart of this Plan delivered by electronic mail or otherwise will be sufficient to bind the party or parties whose signature(s) appear thereon.

(e)    This Plan shall be binding on the successors of CFG and the Interim Company.

[Remainder of page intentionally left blank]
[Signature Pages follow]

IN WITNESS WHEREOF, each of the parties has caused this Plan to be executed on behalf of its duly authorized officers as of the day and year first written above.

HIGH POINT ACQUISITION, INC.
(INTERIM COMPANY)

John J. D’Angelo
President and Chief Executive Officer

Christopher Hufft
Corporate Secretary

[Interim Company Signature Page to First Step Plan of Merger]

IN WITNESS WHEREOF, each of the parties has caused this Plan to be executed on behalf of its duly authorized officers as of the day and year first written above.

CHEAHA FINANCIAL GROUP, INC.
(CFG)

Shad Williams
President and Chief Executive Officer

Barbara Montgomery
Corporate Secretary

[CFG Signature Page to First Step Plan of Merger]

EXHIBIT F
FORM OF SECOND STEP MERGER AGREEMENT
THIS SECOND STEP PLAN OF MERGER (this “Plan”) dated as of December 19, 2019 is by and between Cheaha Financial Group, Inc., Oxford, Alabama, an Alabama corporation (“CFG”), and Investar Holding Corporation, Baton Rouge, Louisiana, a Louisiana corporation (“Investar” and, together with CFG, the “Merger Entities”).

RECITALS

WHEREAS, CFG and Investar are parties to that certain Agreement and Plan of Reorganization, dated as of December 19, 2019, (the “Reorganization Agreement”) by and among CFG, Investar and High Point Acquisition, Inc., Baton Rouge, Louisiana, a Louisiana corporation and wholly-owned subsidiary of Investar (“Interim Company”), of which this Plan is a material component thereof;

WHEREAS, the Reorganization Agreement provides for the merger of Interim Company with and into CFG, with CFG surviving such merger (the “First Step Merger”);

WHEREAS, as a result of the First Step Merger, CFG shall become the wholly-owned subsidiary of Investar for a moment in time;

WHEREAS, the Reorganization Agreement contemplates that, immediately following the effective time of the First Step Merger, CFG will merge with and into Investar, with Investar surviving such merger (the “Second Step Merger”);

WHEREAS, the respective boards of directors of each of Investar and CFG have determined that this Plan is in the best interests of their respective constituencies, and have each unanimously approved the Plan and the Second Step Merger.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereto agree as follows:

1.    Second Step Merger.

(a)    Pursuant to the provisions of Section 10A-2-11.01 et seq. of the Alabama Business Corporation Law (“ABCL”) and Section 12:1-1101 et seq. of the Louisiana Business Corporation Act, CFG shall be merged with and into Investar, with Investar as the surviving company (the “Second Step Surviving Company”) in the Second Step Merger. As of the Effective Time (as defined herein), the separate corporate existence of CFG shall cease.

(b)    At the Effective Time, for all purposes of the laws of the State of Louisiana and Alabama, the Second Step Surviving Company shall be considered the same business and corporate entity as the Merging Entities and thereupon and thereafter, and without any order or other action on the part of any court or otherwise, shall possess all the property (real, personal, and mixed) rights, privileges, powers, interests, and franchises of the Merging Entities, and shall be subject to all the restrictions, debts, liabilities and obligations of the Merging Entities, and shall have succeeded to all of CFG’s relationships, fiduciary or otherwise, property rights (real, personal, and mixed), and all debts due to CFG on whatever account, as well for all other things and actions or belonging to CFG to the same extent as if each of such interest had been originally acquired, incurred or entered into by the Second Step Surviving Company. In addition, any reference to CFG in any contract, will, lease, deed or other document, whether executed or taking effect before or after the Effective Time, shall be considered a reference to the Second Step Surviving Company if not inconsistent with the other provisions of the contract, will, lease, deed or other document; and any pending action or other judicial proceeding to which CFG is a party shall not be deemed to have abated or to have been discontinued by reason of the Second Step Merger, and the Second Step Surviving Company may be substituted as a party to such action or other judicial proceeding, and any judgment, order or decree against CFG may be rendered against the Second Step Surviving Company as it would have been rendered against CFG if the Second Step Merger had not occurred.

2.     Effective Time of the Second Step Merger. The Second Step Merger shall become effective on the day and time that the Articles of Merger reflecting the Second Step Merger become effective with the Secretary of State of the State of Louisiana (the “Effective Time”).

3.     The Surviving Company. Following the Effective Time:

(a)    The name of the Second Step Surviving Company shall be “Investar Holding Corporation.”

(b)    The Articles of Incorporation of the Second Step Surviving Company shall be the Articles of Incorporation of Investar in effect immediately prior to the Effective Time. The Bylaws of the Second Step Surviving Company shall be the Bylaws of Investar in effect immediately prior to the Effective Time.

4.    Conversion of Shares. As a result of the Second Step Merger (a) the sole share of common stock, $0.01 par value per share, of CFG issued and outstanding immediately prior to the Effective Time shall be cancelled and shall cease to exist from and after the Effective Time, and (b) each share of common stock of Investar, par value $1.00 per share, issued and outstanding immediately prior to the Effective Time, shall remain issued and outstanding from and after the Effective Time.

5.    Conditions Precedent to the Second Step Merger. All obligations of the parties under this Plan are subject to the satisfaction (or waiver) of all conditions to the consummation of the transactions contemplated by the Reorganization Agreement.

6.    Miscellaneous.

(a)    This Plan shall terminate and be abandoned upon termination of the Reorganization Agreement. Upon termination, this Plan shall be void and of not further force and effect.

(b)    This Plan may be amended by a subsequent writing signed by the parties hereto upon the approval of their respective boards of directors.

(c)    This Plan shall be governed by and construed in accordance with the laws of the State of Louisiana.

(d)    This Plan may be executed simultaneously in multiple counterparts, each of which will be deemed an original, but all of which shall constitute one and the same instrument. An electronic scan in “PDF” format of a signed counterpart of this Plan delivered by electronic mail or otherwise will be sufficient to bind the party or parties whose signature(s) appear thereon.

(e)    This Plan of Merger shall be binding on the successors of Investar and CFG.

[Remainder of page intentionally left blank]
[Signature Pages follow]

IN WITNESS WHEREOF, each of the parties has caused this Plan to be executed on behalf of its duly authorized officers as of the day and year first written above.

INVESTAR HOLDING CORPORATION
(INVESTAR)

John J. D’Angelo
President and Chief Executive Officer

Randolf F. Kassmeier
Corporate Secretary

[Investar Signature Page to Second Step Plan of Merger]

IN WITNESS WHEREOF, each of the parties has caused this Plan to be executed on behalf of its duly authorized officers as of the day and year first written above.

CHEAHA FINANCIAL GROUP
(CFG)

Shad Williams
President and Chief Executive Officer

Barbara Montgomery
Corporate Secretary

[CFG Signature Page to Second Step Plan of Merger]